Form 10-K, Exhibit 13
period 1996-12-31
AMERICAN INCOME PARTNERS V B LTD PARTNERSHIP
filed 1997-03-31
CIK 847558

                           AMERICAN INCOME PARTNERS V



                American Income Partners V-B Limited Partnership


                Annual Report to the Partners, December 31, 1996

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS



                                                                    Page
                                                                    ----


SELECTED FINANCIAL DATA                                                2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                  3-6


FINANCIAL STATEMENTS:

Report of Independent Auditors                                         7

Statement of Financial Position
at December 31, 1996 and 1995                                          8

Statement of Operations
for the years ended December 31, 1996, 1995 and 1994                   9

Statement of Changes in Partners' Capital
for the years ended December 31, 1996, 1995 and 1994                  10

Statement of Cash Flows
for the years ended December 31, 1996, 1995 and 1994                  11

Notes to the Financial Statements                                  12-20


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                               21

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                               22

Schedule of Costs Reimbursed to the
General Partner and its Affiliates as
Required by Section 10.4 of the Amended
and Restated Agreement and Certificate of
Limited Partnership                                                   23

                            SELECTED FINANCIAL DATA


    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For each of the five years in the period ended December 31, 1996:


        Summary of
        Operations                1996          1995          1994          1993           1992
-----------------------------  -----------  ------------  ------------  -------------  ------------

Lease revenue                   $2,823,191   $ 3,901,359   $ 9,280,336   $10,372,781    $11,469,894

Net income (loss)               $  710,319   $   458,868   $ 2,878,380   $(5,751,224)   $   148,203

Per Unit:
         Net income (loss)      $     0.44   $      0.28   $      1.77   $     (3.53)   $      0.09

        Cash distributions      $     2.42   $      2.50   $      2.50   $      1.56    $      3.44



      Financial Position
-----------------------------

Total assets                    $7,289,920   $11,486,422   $15,848,219   $23,049,892    $38,159,442

Total long-term obligations     $  707,842   $ 1,157,906   $ 1,858,684   $ 7,667,527    $13,166,519

Partners' capital               $5,953,024   $ 9,177,708   $12,792,340   $13,987,459    $22,284,619

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               Year ended December 31, 1996 compared to the year
          ended December 31, 1995 and the year ended December 31, 1995 compared to the year ended December 31, 1994

Overview
--------

          American Income Partners V-B Limited Partnership (the "Partnership") was organized in 1989 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. As a result of the Partnership's age and a declining equipment portfolio, the General Partner is evaluating a variety of transactions that will reduce the Partnership's prospective costs to operate as a publicly registered limited partnership and, therefore, enhance overall cash distributions to the limited partners. Such a transaction might involve the sale of the Partnership's remaining equipment or a transaction that would allow for the consolidation of the Partnership's expenses with other similarly-organized equipment leasing programs. In order to increase the marketability of the Partnership's remaining equipment, the General Partner expects to use a portion of the Partnership's available cash and future cash flow to retire indebtedness. This may negatively effect short-term cash distributions.


Results of Operations
---------------------

  For the year ended December 31, 1996, the Partnership recognized lease revenue of $2,823,191 compared to $3,901,359 and $9,280,336 for the years ended 1995 and 1994, respectively. Lease revenue in 1996 includes the receipt of $265,796 of lease termination rents received in connection with the sale of the Partnership's interest in two Boeing 727-Advanced aircraft in July 1996 (see below). The decrease in lease revenue from 1994 to 1996 was expected and resulted principally from primary lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

  The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

  In 1996, the Partnership sold equipment having a net book value of $664,268 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $875,782 compared to a net gain of $475,734 in 1995 on equipment having a net book value of $1,045,647 and a net gain of $1,843,074 in 1994 on equipment having a net book value of $2,246,146. The 1996 equipment sales included the sale of the Partnership's interest in two Boeing 727-Advanced jet aircraft with an original cost and net book value of $2,404,163 and $431,852, respectively, which the Partnership sold to the existing lessee in July 1996. In connection with these sales, the Partnership realized sale proceeds of $615,218, which resulted in a net gain, for financial statement purposes, of $183,366. This equipment was sold prior to the expiration of the related lease term. The Partnership also realized lease termination rents in connection with the sale of its interests in these aircraft, as described above.

  During 1995, the Partnership transferred its ownership interest in certain trailers previously leased to The Atchison Topeka and Santa Fe Railroad. The Partnership intended to replace all of the trailers with comparable trailers and structure the transaction as a like-kind exchange for income tax reporting purposes. A portion of this transaction was completed in 1995. A gain of $31,546, pertaining to the trailers which had not been exchanged in 1995, was deferred in anticipation of completing the exchange in 1996. This amount was reported as Other Liabilities on the Statement of Financial Position at December 31, 1995. During 1996, the Partnership elected not to replace the remaining trailers and, accordingly, the remaining deferred gain of $31,546 was recognized as Gain on Sale of Equipment on the Statement of Operations during 1996. See
Note 3 to the financial statements for additional discussion of this transaction.

  It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Partnership, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

  The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

  The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the equipment.

  Depreciation and amortization expense was $2,024,625, $3,461,042 and $7,407,855 for the years ended December 31, 1996, 1995 and 1994, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. (See Note 2 to the financial statements herein.)

  Interest expense was $76,800 or 2.7% of lease revenue in 1996, $151,589 or 3.9% of lease revenue in 1995 and $460,632 or 5% of lease revenue in 1994. Interest expense in future periods will continue to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt. In addition, the General Partner expects to use a portion of the Partnership's available cash and future cash flow to retire indebtedness (see Overview).

  Management fees were approximately 5.1%, 4.6% and 3.8% of lease revenue during the years ended December 31, 1996, 1995 and 1994, respectively. Management fees for the year ended December 31, 1996 include $7,780, resulting from an underaccrual in 1995. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

  Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. The overall increase in operating expenses from 1994 to 1996 was due primarily to heavy maintenance costs of approximately $729,000 incurred or accrued in connection with the Partnership's interests in two Boeing 727 aircraft. In 1996, the Partnership entered into a new 36-month lease agreement with Sunworld International Airlines, Inc. to re-lease one of the aircraft at a base rent to the Partnership of $39,000 per month (see discussion below relating to the second aircraft). The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows
------------------------------------------------------------

  The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is generally provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $1,781,983, $5,231,054 and $7,238,345 in 1996, 1995 and 1994, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership experiences a higher frequency of remarketing events.

  Ultimately, the Partnership will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

  Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During the year ended December 31, 1996, the Partnership expended $657,000 to replace certain aircraft engines to facilitate the release of an aircraft, in which the Partnership has an ownership interest, to Transmeridian Airlines (see discussion below). In 1994, the Partnership capitalized $49,500 of refurbishment costs to upgrade certain equipment. There were no equipment acquisitions during 1995. During the year ended December 31, 1996, the Partnership realized $1,602,589 in equipment sale proceeds compared to $1,521,381 and $4,107,220 in 1995 and 1994, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

  On November 30, 1995, upon the expiration of its lease term, Northwest Airlines, Inc. returned a Boeing 727-251 Advanced aircraft (the "Aircraft") in which the Partnership has a 60% ownership interest. The aircraft had a cost and net book value to the Partnership of approximately $6,484,000 and $903,000, respectively, at December 31, 1996. The Aircraft is currently undergoing heavy maintenance expected to cost the Partnership approximately $550,000, all of which was incurred or accrued during the year ended December 31, 1996. The Partnership had entered into a 28-month lease agreement with Transmeridian Airlines effective upon completion of the heavy maintenance. However, as a result of delays in completing the heavy maintenance, the Aircraft could not be delivered to the lessee on the stipulated date, resulting in the cancellation of the agreement. The General Partner is currently negotiating a new lease agreement for the Aircraft.

  During 1994, the Partnership capitalized $397,500 of refurbishment costs incurred to upgrade a cargo vessel leased by Gearbulk Shipowning Ltd. ("Gearbulk"), formerly Kristian Gerhard Jebsen Skipsrederi A/S, pursuant to the terms of an extended and renegotiated contract with Gearbulk. The refurbishment costs were financed with a third-party lender and shared between the Partnership and other affiliated partnerships in proportion to their respective ownership interests in the vessel.

  The Partnership obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities.
Cash inflows of $789,005 in 1995 resulted from leveraging a portion of the Partnership's equipment portfolio with third-party lenders. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future years, the amount of cash used to repay debt obligations is scheduled to decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the amount of cash used to repay debt obligations may fluctuate due to the use of the Partnership's available cash and future cash flow to retire indebtedness (see Overview).

  Cash distributions to the General Partner and Recognized Owners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1996, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $3,935,003. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Recognized Owners were allocated 95% of these distributions, or $3,738,253, and the General Partner was allocated 5%, or $196,750. The fourth quarter 1996 cash distribution was paid on January 13, 1997.

  Cash distributions paid to the Recognized Owners consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio.

  The future liquidity of the Partnership will be influenced by the foregoing and will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of future quarterly cash distributions are anticipated.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


To the Partners of American Income Partners V-B Limited Partnership:

    We have audited the accompanying statements of financial position of American Income Partners V-B Limited Partnership as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners V-B Limited Partnership at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Partners is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                               ERNST & YOUNG LLP



Boston, Massachusetts
March 14, 1997

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                        STATEMENT OF FINANCIAL POSITION
                           December 31, 1996 and 1995


                                              1996          1995
                                          ------------  -------------

ASSETS
------

Cash and cash equivalents                 $ 1,961,623    $ 4,352,348

Contractual right for equipment                    --         62,539

Rents receivable, net of allowance for
   doubtful accounts of $10,000               233,569        180,609

Accounts receivable - affiliate               459,038        223,343

Equipment at cost, net of accumulated
   depreciation of $21,000,199 and
   $29,880,329 at December 31, 1996         4,635,690      6,667,583
   and 1995, respectively                 -----------    -----------

     Total assets                         $ 7,289,920    $11,486,422
                                          ===========    ===========


LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Notes payable                             $   707,842    $ 1,157,906
Accrued interest                                7,428          7,703
Accrued liabilities                            64,750         20,000
Accrued liabilities - affiliate               226,297         29,887
Other liabilities                                  --         31,546
Deferred rental income                         45,434         43,297
Cash distributions payable to partners        285,145      1,018,375
                                          -----------    -----------

   Total liabilities                        1,336,896      2,308,714
                                          -----------    -----------

Partners' capital (deficit):
   General Partner                         (1,418,884)    (1,257,650)
   Limited Partnership Interests
   (1,547,930 Units; initial purchase
   price of  $25 each)                      7,371,908     10,435,358
                                          -----------    -----------

   Total partners' capital                  5,953,024      9,177,708
                                          -----------    -----------

   Total liabilities and partners'        $ 7,289,920    $11,486,422
    capital                               ===========    ===========


                  The accompanying notes are an integral part
                        of these financial statements.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
              for the years ended December 31, 1996, 1995 and 1994


                                             1996         1995         1994
                                          -----------  -----------  -----------

Income:
   Lease revenue                           $2,823,191   $3,901,359  $ 9,280,336

   Interest income                            178,642      248,771      115,914

   Gain on sale of equipment                  907,328      475,734    1,843,074
                                           ----------   ----------  -----------

     Total income                           3,909,161    4,625,864   11,239,324
                                           ----------   ----------  -----------

Expenses:

   Depreciation and amortization            2,024,625    3,461,042    7,407,855

   Interest expense                            76,800      151,589      460,632

   Equipment management fees - affiliate      144,159      177,760      357,155

   Operating expenses - affiliate             953,258      376,605      135,302
                                           ----------   ----------  -----------

       Total expenses                       3,198,842    4,166,996    8,360,944
                                           ----------   ----------  -----------


Net income                                 $  710,319   $  458,868  $ 2,878,380
                                           ==========   ==========  ===========


Net income
   per limited partnership unit            $     0.44   $     0.28  $      1.77
                                           ==========   ==========  ===========

Cash distributions declared
   per limited partnership unit            $     2.42   $     2.50  $      2.50
                                           ==========   ==========  ===========


                  The accompanying notes are an integral part
                        of these financial statements.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1996, 1995 and 1994



                                   General        Recognized Owners
                                   Partner     ------------------------
                                   Amount        Units       Amount          Total
                                -------------  ---------  -------------  -------------

Balance at December 31, 1993     $(1,017,162)  1,547,930   $15,004,621    $13,987,459

Net income - 1994                    143,919          --     2,734,461      2,878,380

Cash distributions declared         (203,675)         --    (3,869,824)    (4,073,499)
                                 -----------   ---------   -----------    -----------

Balance at December 31, 1994      (1,076,918)  1,547,930    13,869,258     12,792,340

Net income - 1995                     22,943          --       435,925        458,868

Cash distributions declared         (203,675)         --    (3,869,825)    (4,073,500)
                                 -----------   ---------   -----------    -----------

Balance at December 31, 1995      (1,257,650)  1,547,930    10,435,358      9,177,708

Net income - 1996                     35,516          --       674,803        710,319

Cash distributions declared         (196,750)         --    (3,738,253)    (3,935,003)
                                 -----------   ---------   -----------    -----------

Balance at December 31, 1996     $(1,418,884)  1,547,930   $ 7,371,908    $ 5,953,024
                                 ===========   =========   ===========    ===========


                  The accompanying notes are an integral part
                        of these financial statements.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
              for the years ended December 31, 1996, 1995 and 1994

                                                    1996            1995            1994
                                               --------------  --------------  --------------

Cash flows from (used in)
 operating activities:
Net income                                       $   710,319     $   458,868     $ 2,878,380

Adjustments to reconcile net income
   to net cash from operating activities:
   Depreciation and amortization                   2,024,625       3,461,042       7,407,855
   Gain on sale of equipment                        (907,328)       (475,734)     (1,843,074)

Changes in assets and
 liabilities:
   Decrease (increase) in:
       Rents receivable                              (52,960)        365,351         161,530
       Accounts receivable - affiliate              (235,695)      1,499,460        (659,447)
   Increase (decrease) in:
       Accrued interest                                 (275)        (18,471)        (64,074)
       Accrued liabilities                            44,750           4,500           1,000
       Accrued liabilities - affiliate               196,410         (45,964)         45,667
       Deferred rental income                          2,137         (17,998)       (689,492)
                                                 -----------     -----------     -----------

         Net cash from operating activities        1,781,983       5,231,054       7,238,345
                                                 -----------     -----------     -----------

Cash flows from (used in) investing activities:
   Purchase of equipment                            (657,000)             --         (49,500)
   Proceeds from equipment sales                   1,602,589       1,521,381       4,107,220
                                                 -----------     -----------     -----------

       Net cash from investing activities            945,589       1,521,381       4,057,720
                                                 -----------     -----------     -----------
Cash flows from (used in) financing activities:
   Proceeds from notes payable                            --         789,005              --
   Principal payments - notes payable               (450,064)     (1,750,205)     (6,206,343)
   Distributions paid                             (4,668,233)     (4,073,500)     (3,564,311)
                                                 -----------     -----------     -----------

       Net cash used in financing activities      (5,118,297)     (5,034,700)     (9,770,654)
                                                 -----------     -----------     -----------

Net increase (decrease) in cash and
   cash equivalents                               (2,390,725)      1,717,735       1,525,411

Cash and cash equivalents at beginning of year     4,352,348       2,634,613       1,109,202
                                                 -----------     -----------     -----------

Cash and cash equivalents at end of year         $ 1,961,623     $ 4,352,348     $ 2,634,613
                                                 ===========     ===========     ===========

Supplemental disclosure of cash flow information:
   Cash paid during the year for interest        $    77,075     $   170,060     $   524,706
                                                 ===========     ===========     ===========

Supplemental schedule of non-cash investing and financing activities:
     See Note 3 to the financial statements.


                  The accompanying notes are an integral part
                        of these financial statements.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                               December 31, 1996



NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
---------------------------------------------

    The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on September 29, 1989 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing IV Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On December 27, 1989, the Partnership issued 1,547,930 units, representing assignments of limited partnership interests (the "Units"), to 2,402 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The Partnership has one General Partner, AFG Leasing IV Incorporated, a Massachusetts corporation and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which EFG and a wholly-owned subsidiary are the 99% limited partners and AFG Programs, Inc., which is wholly-owned by Geoffrey A. MacDonald, is the 1% general partner. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

    Significant operations commenced December 28, 1989 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Recognized Owners and 5% to the General Partner. Payout will occur when the Recognized Owners have received distributions equal to their original investment plus a cumulative annual return of 11% (compounded quarterly) on undistributed invested capital.

    Under the terms of a management agreement between the Partnership and AF/AIP Programs Limited Partnership and the terms of an identical management agreement between AF/AIP Programs Limited Partnership and EFG (collectively, the "Management Agreement"), management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services. (Also see Note 4.)

    EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Equipment Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

    The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

    In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party (the "Buyer"). AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG agreed not to compete with the Buyer's lease origination business for a period of five years; however, EFG is permitted to originate certain equipment leases, principally those involving non-investment

               AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements


                                  (Continued)

grade lessees and ocean-going vessels, which are not in competition with the Buyer. In addition, the sale agreements specifically reserved to EFG the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs, including the right to satisfy all required equipment acquisitions utilizing either brokers or the Buyer. Geoffrey A. MacDonald, Chairman of Equis Corporation and Gary D. Engle agreed not to compete with the sold business on terms and conditions similar to those for the Company.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Statement of Cash Flows
-----------------------

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight securities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1996, the Partnership had $1,680,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition
-------------------

    Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $3,309,314 are due as follows:


For the year ending December 31, 1997  $ 1,684,096
                                 1998    1,410,734
                                 1999       73,271
                                 2000       47,071
                                 2001       47,071
                           Thereafter       47,071
                                       -----------

                                Total   $3,309,314
                                       ===========

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1996, 1995 and 1994 are as follows:

                                          1996         1995         1994
                                       -----------  -----------  -----------

Gearbulk Shipowning Ltd.               $   795,855  $   735,875           --
Northwest Airlines, Inc.               $   481,941  $ 1,192,661  $ 2,166,721
Fred Meyer, Inc.                                --           --  $ 1,394,588
Horizon Air Industries, Inc.           $   297,792           --           --
Sunworld International Airlines, Inc.  $   443,300           --           --

               AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements


                                  (Continued)


Use of Estimates
----------------

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease
------------------

    All equipment was acquired from EFG, one of its affiliates, including other equipment leasing programs sponsored by EFG, or from third-party sellers. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price is affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was EFG or an affiliate, asset base price was the lower of (i) the actual price paid for the equipment by EFG or the affiliate plus all actual costs accrued by EFG or the affiliate while carrying the equipment less the amount of all rents earned by EFG or the affiliate prior to selling the equipment or (ii) fair market value as determined by the General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

Depreciation and Amortization
-----------------------------

    The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

    Organization costs were amortized using the straight-line method over a period of five years.

Accrued Liabilities - Affiliate
-------------------------------

    Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges are reported as Accrued Liabilities - Affiliate. (See Note 4.) At December 31, 1996, Accrued Liabilities - Affiliate includes $201,399, representing aircraft reserves funded by the lessee and used to pay maintenance costs which were advanced by EFG (See Note 3).

               AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements


                                  (Continued)



Allocation of Profits and Losses
--------------------------------

    For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

Net Income and Cash Distributions Per Unit
------------------------------------------

    Net income and cash distributions per Unit are based on 1,547,930 units outstanding during the years ended December 31, 1996, 1995 and 1994 and computed after allocation of the General Partner's 5% share of net income and cash distributions.

Provision for Income Taxes
--------------------------

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
----------------------------------------------

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership adopted Statement 121 in the first quarter of 1996. The adoption of Statement 121 did not have a material effect on the financial statements of the Partnership.

               AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements


                                  (Continued)


NOTE 3 - EQUIPMENT
------------------

    The following is a summary of equipment owned by the Partnership at December 31, 1996. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                  Lease Term     Equipment
        Equipment Type             (Months)       at Cost               Location
--------------------------------  -----------  -------------  -----------------------------

Aircraft                                1-38     16,192,484   KY/MN/NY/OR
Vessels                                   57      4,205,030   Foreign
Manufacturing                             24      1,551,460   OH
Materials handling                      4-60      1,381,054   CA/CT/DE/GA/IN/LA/MD/MI/MO/NC
                                                              OK/SC/TN/TX/UT/WI
Computers & peripherals                 6-51        886,571   AL/CT/GA/KY/MS/NC/SC/TN/VA
Construction and mining                12-60        526,525   MI/OH
Communications                            60        469,389   OH
Trailers/intermodal containers            84        341,134   IL/OK
Retail store fixtures                  12-36         33,820   GA/NC/SC/VA
Energy Systems                          9-60         29,996   IL
Tractors and heavy duty trucks         60-78         18,426   IN
                                               ------------

                        Total equipment cost     25,635,889

                    Accumulated depreciation    (21,000,199)
                                               ------------

  Equipment, net of accumulated depreciation   $  4,635,690
                                               ============

    During September and November of 1995, the Partnership transferred its ownership interest in certain trailers, previously leased to The Atchison Topeka and Santa Fe Railroad, to a third party for cash consideration of $143,500. The trailers had a net book value of $70,221 at the time of the transfer, resulting in a net gain for financial statement purposes, of $73,279. In December 1995, the Partnership replaced a portion of the trailers with comparable trailers and leased such trailers to a new lessee. The transaction was structured as a like-kind exchange for income tax reporting purposes. The net carrying value of the new trailers, $299,650, was net of $41,733, representing the amount of gain deferred on the original trailers. The Partnership funded this transaction with the $80,961 of the cash consideration and long-term financing of $260,422. The remaining gain of $31,546 was deferred in anticipation of completing an additional like-kind exchange in 1996 and was reported as Other Liabilities on the Statement of Financial Position at December 31, 1995. During 1996, the Partnership elected not to replace the remaining trailers and, accordingly, the remaining deferred gain of $31,546 was recognized as Gain on Sale of Equipment on the Statement of Operations during 1996. In addition, the remaining cash consideration of $62,539 from the original transaction, which was reported as Contractual Right for Equipment on the Statement of Financial Position at December 31, 1995, was recognized as proceeds from equipment sales.

    During 1994, the Partnership incurred and capitalized costs of $397,500 to refurbish and improve a cargo vessel leased by Gearbulk Shipowning Ltd. ("Gearbulk"), formerly Kristian Gerhard Jebsen Skipsrederi A/S, pursuant to the terms of an extended and renegotiated lease contract with Gearbulk. Refurbishment costs were financed by a third-party lender and shared between the Partnership and other affiliated partnerships in proportion to their respective ownership interests in the vessel. The refurbishment costs will be depreciated over 15 years.

               AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements


                                  (Continued)


    In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1996, the Partnership's equipment portfolio included equipment having a proportionate original cost of $20,946,654, representing approximately 82% of total equipment cost.

    Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $3,677,899 and a net book value of approximately $2,274,868 at December 31, 1996. (See
Note 5.)

    Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

    As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for sale or release with an original cost and net book value of approximately $7,499,000 and $909,000, respectively, at December 31, 1996. This equipment includes the Partnership's proportionate interest in a Boeing 727-251 Advanced aircraft (the "Aircraft"), formerly leased to Northwest Airlines, Inc.("Northwest"), having a cost and net book value of approximately $6,484,000 and $903,000, respectively, at December 31, 1996. This aircraft was returned upon expiration of its lease term on November 30, 1995 and is currently undergoing heavy maintenance expected to cost the Partnership approximately $550,000, all of which was incurred or accrued during the year ended December 31, 1996. The Partnership had entered into a 28-month lease agreement with Transmeridian Airlines effective upon completion of the heavy maintenance. However, as a result of delays in completing the heavy maintenance, the Aircraft could not be delivered to the lessee on the stipulated date resulting in the cancellation of the agreement. The General Partner is currently negotiating a new lease agreement for the Aircraft.


NOTE 4 - RELATED PARTY TRANSACTIONS
-----------------------------------

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1996, 1995 and 1994, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                      1996       1995       1994
                                    ---------  ---------  ---------

Equipment management fees          $  144,159   $177,760   $357,155
Administrative charges                 37,037     21,000     12,000
Reimbursable operating
   expenses due to third parties      916,221    355,605    123,302
                                   ----------   --------   --------
                           Total   $1,097,417   $554,365   $492,457
                                   ==========   ========   ========

               AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements


                                  (Continued)


    As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenues and 2% of gross full payout lease rental revenues received by the Partnership or (ii) fees which the General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to EFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section
10.4 of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG.

    All equipment was acquired from EFG, one of its affiliates, including other equipment leasing programs sponsored by EFG, or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2, Equipment on Lease.

    All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1996, the Partnership was owed $459,038 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1997.

    On August 18, 1995, Atlantic Acquisition Limited Partnership ("AALP"), a newly formed Massachusetts limited partnership owned and controlled by certain principals of EFG, commenced a voluntary cash Tender Offer (the "Offer") for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by EFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October 20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP, each of the general partners (4 in total) of the 21 affected programs, and various other affiliates and related parties. One action, a class action brought in the United States District Court for the District of Massachusetts (the "Court") on behalf of the unitholders (Recognized Owners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. The Plaintiffs filed an appeal in this matter. On November 26, 1996, the United States Court of Appeals for the First Circuit handed down a decision affirming the Court's approval of the settlement. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the "Superior Court") seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The Recognized Owners of the Partnership tendered approximately 94,570 units or 6.11% of the total outstanding units of the Partnership to AALP. The operations of the Partnership were not adversely affected by these proceedings or settlements. On December 1, 1996, EFG purchased a Class D interest, representing a 49% economic interest in AALP.

               AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements


                                  (Continued)


NOTE 5 - NOTES PAYABLE
----------------------

    Notes payable at December 31, 1996 consisted of installment notes of $707,842 payable to banks and institutional lenders. All of the installment notes are non-recourse, with interest rates ranging between 7.04% and 10.12%, except one note which bears a fluctuating interest rate based on the London Inter-Bank Offered Rate ("LIBOR") plus 1.5%. At December 31, 1996, the applicable LIBOR rate was approximately 5.5%. The installment notes are collateralized by the equipment and assignment of the related lease payments and will be fully amortized by noncancellable rents. The carrying value of notes payable approximates fair value at December 31, 1996.

    The annual maturities of the installment notes payable are as follows:

For the year ending December 31,         1997     455,514
                                         1998      88,649
                                         1999      36,717
                                         2000      39,387
                                         2001      42,251
                                   Thereafter      45,324
                                               ----------
                                        Total  $  707,842
                                               ==========

NOTE 6 - INCOME TAXES
---------------------

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account balance. At December 31, 1996, the General Partner had a positive tax capital balance.

    The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996, 1995 and 1994:

                                                      1996         1995          1994
                                                   ----------  ------------  ------------

Net income                                         $ 710,319    $  458,868    $2,878,380
   Financial statement depreciation
   in excess of (less than) tax                     (112,391)      712,875     2,718,979
    depreciation
   Prepaid rental income                               2,137       (17,998)     (689,492)
   Other                                             260,417       363,424       905,524
                                                   ---------    ----------    ----------

Net income for federal income tax
   reporting purposes                              $ 860,482    $1,517,169    $5,813,391
                                                   =========    ==========    ==========

               AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

        The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain on disposals.

        The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996 and 1995:

                                                     1996            1995
                                                -------------   -------------
Partners' capital                               $   5,953,024   $   9,177,708

Add back selling commissions and organization
    and offering costs                              4,348,553       4,348,553

Financial statement distributions in excess of
    tax distributions                                  14,257          50,919

Cumulative difference between federal income
    tax and financial statement income(loss)        1,183,493       1,033,330
                                                -------------   -------------

Partners' capital for federal income tax
    reporting purposes                          $  11,499,327   $  14,610,510
                                                =============   =============

        Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 7 - LEGAL PROCEEDINGS
--------------------------

        On July 27, 1995, EFG, on behalf of the Partnership and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful.
Notwithstanding these discussions, EFG recently filed and Amended and Supplemental Complaint alleging further default under the MLA and the matter remains pending before the Court. The Partnership has not experienced any material losses as a result of this action.

        On September 22, 1995, Investors Asset Holding Corp. and First Security Bank, N.A., trustees of the Partnership and various other affiliated investment programs, filed an action in the United States District Court for the District of Massachusetts against Northwest, a lessee of the Partnership. The trustees are seeking damages from Northwest and a declaratory judgment concerning Northwest's maintenance and return obligations for certain aircraft owned by the Partnership. In addition to filing its Answer to the Plaintiffs' Complaint. Northwest also filed a motion to transfer venue of this proceeding to Minnesota. The Court denied such motion. The parties have completed the initial phase of discovery, and motions for partial summary judgment are due on March 28, 1997. At present, it is not possible to determine the ultimate outcome of this matter.

                       ADDITIONAL FINANCIAL INFORMATION

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

        SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED

              for the years ended December 31, 1996, 1995 and 1994


   The Partnership classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenues, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition, may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.

   The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1996, 1995 and 1994.

                                              1996           1995            1994
                                         --------------  -------------  --------------

Rents earned prior to disposal of           $10,677,177     $3,973,037     $10,310,026
   equipment, net of interest charges

Sale proceeds realized upon disposition
   of equipment                               1,602,589      1,521,381       4,107,220
                                            -----------     ----------     -----------
Total cash generated from rents
   and equipment sale proceeds               12,279,766      5,494,418      14,417,246

Original acquisition cost of equipment
   disposed                                  11,569,023      4,386,814      13,167,383
                                            -----------     ----------     -----------
Excess of total cash generated to cost
   of equipment disposed                    $   710,743     $1,107,604     $ 1,249,863
                                            ===========     ==========     ===========


                                     -21-

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1996



                                                          Sales and
                                          Operations    Refinancings          Total
                                        --------------  -------------  -------------------

Net income (loss)                         $  (197,009)   $   907,328          $   710,319

Add:
   Depreciation                             2,024,625             --            2,024,625
   Management fees                            144,159             --              144,159
   Book value of disposed equipment                --        695,261              695,261

Less:
   Principal reduction of notes payable      (450,064)            --             (450,064)
                                          -----------    -----------          -----------

   Cash from operations, sales and
   refinancings                             1,521,711      1,602,589            3,124,300

Less:
   Management fees                           (144,159)            --             (144,159)
                                          -----------    -----------          -----------

   Distributable cash from operations,
   sales and refinancings                   1,377,552      1,602,589            2,980,141

Other sources and uses of cash:
   Cash at beginning of year                4,352,348             --            4,352,348
   Purchase of equipment                     (657,000)            --             (657,000)
   Net change in receivables and
   accruals                                   (45,633)            --              (45,633)

Less:
   Cash distributions paid                 (3,065,644)    (1,602,589)          (4,668,233)
                                          -----------    -----------        -------------
Cash at end of year                       $ 1,961,623             --        $   1,961,623
                                          ===========    ===========        =============

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                      SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                  BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                               December 31, 1996



    For the year ended December 31, 1996, the Partnership reimbursed the General Partner and its Affiliates for the following costs:



     Operating expenses                      $769,442


                                     -23-