Form 10-K, Exhibit 13
period 1997-12-31
AMERICAN INCOME PARTNERS V B LTD PARTNERSHIP
filed 1998-03-31
CIK 847558

                           AMERICAN INCOME PARTNERS V










                American Income Partners V-B Limited Partnership

                Annual Report to the Partners, December 31, 1997

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                         Page
                                                                         ----

SELECTED FINANCIAL DATA                                                     2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                       3-7


FINANCIAL STATEMENTS:

Report of Independent Auditors                                              8

Statement of Financial Position
at December 31, 1997 and 1996                                               9

Statement of Operations
for the years ended December 31, 1997, 1996 and 1995                       10

Statement of Changes in Partners' Capital
for the years ended December 31, 1997, 1996 and 1995                       11

Statement of Cash Flows
for the years ended December 31, 1997, 1996 and 1995                       12

Notes to the Financial Statements                                       13-22

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                    23

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                    24

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 10.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                           25

                             SELECTED FINANCIAL DATA

     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 1997:

         Summary of
         Operations                     1997               1996                1995                1994                1993
-----------------------------      --------------     --------------      ---------------     --------------      --------------

Lease revenue                      $    3,033,098     $    2,823,191      $     3,901,359     $    9,280,336      $   10,372,781

Net income (loss)                  $      717,643     $      710,319      $       458,868     $    2,878,380      $   (5,751,224)

Per Unit:
     Net income (loss)             $         0.44     $         0.44      $          0.28     $         1.77      $        (3.53)

     Cash distributions            $         0.66     $         2.42      $          2.50     $         2.50      $         1.56


     Financial Position
-----------------------------

Total assets                       $    5,715,354     $    7,289,920      $    11,486,422     $   15,848,219      $   23,049,892

Total long-term obligations        $       24,608     $      707,842      $     1,157,906     $    1,858,684      $    7,667,527

Partners' capital                  $    5,385,006     $    5,953,024      $     9,177,708     $   12,792,340      $   13,987,459

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 1997 compared to the year ended December 31, 1996 and the year ended December 31, 1996 compared to the year ended December 31, 1995

      Certain statements in this annual report of American Income Partner's V-B Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 8 to the accompanying financial statements and the ability of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), to collect all rents due under the attendant lease agreements and successfully remarket the Partnership's equipment upon the expiration of such leases.

   The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. The computer programs of EFG were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations. Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems. EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Partnership.

OVERVIEW

   The Partnership was organized in 1989 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit. The outcome of the Class Action Lawsuit could alter the nature of the Partnership's organization and its future business operations. See Note 8 to the accompanying financial statements.

RESULTS OF OPERATIONS

   For the year ended December 31, 1997, the Partnership recognized lease revenue of $3,033,098 compared to $2,823,191 and $3,901,359 for the years ended December 31, 1996 and 1995, respectively. The overall decrease in lease revenue from 1995 to 1997 was primarily attributable to the expiration of lease term agreements and the sale of equipment. The increase in lease revenue from 1996 to 1997 reflects the receipt in 1997 of prepaid contractual rental obligations of $1,142,614 associated with the exchange of the Partnership's interest in a vessel (see discussion below). Lease revenue in 1996 included the receipt of lease termination rents of $265,796 received in connection with the sale of the Partnership's interest in two Boeing 727-Advanced aircraft in July 1996 (see below).

   Interest income for the year ended December 31, 1997 was $138,683 compared to $178,642 and $248,771 for the years ended December 31, 1996 and 1995, respectively. Interest income is typically generated from temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1997 included $17,530 earned on a note receivable from Semele Group, Inc. (formerly Banyan Strategic Land Fund II) ("Semele") (see Note 4 to the financial statements herein). The amount of future interest income is expected to fluctuate in relation to prevailing interest rates, the collection of lease revenue and the proceeds from equipment sales.

   The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

   In 1997, the Partnership sold equipment having a net book value of $21,692 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $138,167. During 1997, the Partnership also exchanged its interest in a vessel with an original cost and net book value of $4,205,030 and $1,597,566, respectively. In connection with this transaction, the Partnership realized proceeds of $1,183,401 which resulted in a net loss for financial statement purposes of $414,165. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement, as described above.

   On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele, a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ. At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

   The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Semele and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Semele or by any other party that otherwise would not have been paid to EFG had the Partnership sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6, 1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Semele (the "Semele Note").

   As a result of the exchange transaction and its original 53.54% beneficial ownership interest in Larkfield, one of the three Vessels, the Partnership received $847,080 in cash, became the beneficial owner of 393,394 shares of Semele common stock (valued at $590,091 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $888,844. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu.

   Cash equal to the amount of the Semele Note was placed in escrow for the benefit of Semele in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele agreed to seek consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in the size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and (ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Partnership. A dividend of $78,679 was paid to the Partnership on November 17, 1997. This dividend represented a return of equity to the Partnership, which proportionately reduced the Partnership's investment in Semele.

   In 1996, the Partnership sold equipment having a net book value of $664,268 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $875,782. These equipment sales included the sale of the Partnership's interest in two Boeing 727-Advanced jet aircraft with an original cost and net book value of $2,404,163 and $431,852, respectively, which the Partnership sold to the existing lessee in July 1996. In connection with these sales, the Partnership realized sale proceeds of $615,218, which resulted in a net gain, for financial statement purposes, of $183,366. This equipment was sold prior to the expiration of the related lease term. The Partnership also realized lease termination rents in connection with the sale of its interests in these aircraft, as described above. In addition, the Partnership recognized a gain, for financial statement purposes, of $31,546 which had been deferred at December 31, 1995 (see below).

   In 1995, the Partnership sold equipment having a net book value of $1,045,647 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $475,734. During 1995, the Partnership transferred its ownership interest in certain trailers previously leased to The Atchison Topeka and Santa Fe Railroad. The Partnership intended to replace all of the trailers with comparable trailers and structure the transaction as a like-kind exchange for income tax reporting purposes. A portion of this transaction was completed in 1995. A gain of $31,546, pertaining to the trailers which had not been replaced at December 31, 1995, was deferred in anticipation of completing the exchange in 1996. During 1996, the Partnership elected not to replace the remaining trailers and, accordingly, the related deferred gain of $31,546 was recognized as Gain on Sale of Equipment on the Statement of Operations during 1996. See Note 3 to the financial statements for additional discussion of this transaction.

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

   Depreciation expense was $1,461,252, $2,024,625 and $3,461,042 for the years ended December 31, 1997, 1996 and 1995, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

   Interest expense was $24,825 or less than 1% of lease revenue in 1997, $76,800 or 2.7% of lease revenue in 1996 and $151,589 or 3.9% of lease revenue in 1995. The Partnership's notes payable are scheduled to be fully amortized by non-cancelable rents during the year ending December 31, 1998.

   Management fees were approximately 5%, 5.1% and 4.6% of lease revenue during the years ended December 31, 1997, 1996 and 1995, respectively. Management fees for the year ended December 31, 1996 included $7,780, resulting from an underaccrual in 1995. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

   Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Significant operating expenses were incurred during the years ending December 31, 1997 and 1996 due to heavy maintenance costs incurred in connection with the Partnership's interests in two Boeing 727 aircraft. In 1996, the Partnership entered into a new 36 month lease agreement with Sunworld International Airlines, Inc. to re-lease one of the aircraft at a base rent to the Partnership of $39,000 per month. The second aircraft was re-leased to Transmeridian Airlines beginning April 1997 at a base rent to the Partnership of $48,000 per month for 8 months and $42,000 per month for 10 months. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

   The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is generally provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $2,430,133, $1,781,983 and $5,231,054 in 1997, 1996 and 1995, respectively. Net cash from operating activities in both 1997 and 1996 included lease termination rents as described above. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership experiences a higher frequency of remarketing events.

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

   Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During the year ended December 31, 1997, the Partnership realized net cash proceeds of $159,858, compared to $1,602,589 and $1,521,381 in 1996 and 1995, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. During the year ended December 31, 1996, the Partnership expended $657,000 to replace certain aircraft engines to facilitate the re-lease of an aircraft, in which the Partnership has an ownership interest, to Transmeridian Airlines (as discussed above). There were no equipment acquisitions during 1997 and 1995.

   As a result of the vessel exchange (see Results of Operations), the Partnership became the beneficial owner of 393,394 shares of Semele common stock (valued at $590,091 ($1.50 per share) at the time of the exchange transaction). This investment was reduced by a dividend of $78,679 received in November 1997 representing a return of equity to the Partnership. The Partnership also received a beneficial interest in the Semele Note of $888,844 in connection with the exchange.

   In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. As such, the Partnership reduced the carrying value of its investment in Semele common stock to $0.75 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1997) resulting in an unrealized loss in 1997 of $216,366 which was reported as a separate component of partner's capital. However, the General Partner believes that the underlying tangible assets of Semele, particularly the Rancho Malibu property, can be sold or developed on a tax free basis due to Semele's net operating loss carryforwards and can provide an attractive economic return to the Partnership.

   The Partnership obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $789,005 in 1995 resulted from leveraging a portion of the Partnership's equipment portfolio with third-party lenders. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In addition, during 1997 the Partnership utilized a portion of its available cash to repay certain of its debt obligations. The Partnership's notes payable are scheduled to be fully amortized by noncancellable rents during the year ending December 31, 1998.

   Cash distributions to the General Partner and Recognized Owners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1997, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $1,069,295. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Recognized Owners were allocated 95% of these distributions, or $1,015,830, and the General Partner was allocated 5%, or $53,465. The fourth quarter 1997 cash distribution was paid on January 13, 1998.

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

   The future liquidity of the Partnership will be influenced by the foregoing, as well as the outcome of the Class Action Lawsuit described in Note 8 to the accompanying financial statements. The General Partner anticipates that cash proceeds resulting from the collection of contractual rents, the outcome of residual activities and the Partnership's available cash will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of future quarterly cash distributions are anticipated.

                         REPORT OF INDEPENDENT AUDITORS


To the Partners of American Income Partners V-B Limited Partnership:

     We have audited the accompanying statements of financial position of American Income Partners V-B Limited Partnership as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners V-B Limited Partnership at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

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


                                                               ERNST & YOUNG LLP


Boston, Massachusetts
March 10, 1998

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1997 and 1996

                                                                          1997                                 1996
                                                                 -------------------                  -------------------
ASSETS

Cash and cash equivalents                                        $         2,806,479                  $         1,961,623

Rents receivable, net of allowance for doubtful
     accounts of $10,000 at December 31, 1996                                  4,563                              233,569

Accounts receivable - affiliate                                              165,242                              459,038

Note receivable - affiliate                                                  888,844                                   --

Investment securities - affiliate                                            295,046                                   --

Equipment at cost, net of accumulated
     depreciation of $17,907,433 and $21,000,199
     at December 31, 1997 and 1996, respectively                           1,555,180                            4,635,690
                                                                 -------------------                  -------------------
        Total assets                                             $         5,715,354                  $         7,289,920
                                                                 -------------------                  -------------------
                                                                 -------------------                  -------------------

LIABILITIES AND PARTNERS' CAPITAL

Notes payable                                                    $            24,608                  $           707,842
Accrued interest                                                                 209                                7,428
Accrued liabilities                                                            9,200                               64,750
Accrued liabilities - affiliate                                               26,753                              226,297
Deferred rental income                                                        55,718                               45,434
Cash distributions payable to partners                                       213,860                              285,145
                                                                 -------------------                  -------------------

        Total liabilities                                                    330,348                            1,336,896
                                                                 -------------------                  -------------------
Partners' capital (deficit):
     General Partner                                                      (1,447,285)                          (1,418,884)
     Limited Partnership Interests
     (1,547,930 Units; initial purchase
     price of $25 each)                                                    6,832,291                            7,371,908
                                                                 -------------------                  -------------------
        Total partners' capital                                            5,385,006                            5,953,024
                                                                 -------------------                  -------------------
        Total liabilities and partners' capital                  $         5,715,354                  $         7,289,920
                                                                 -------------------                  -------------------
                                                                 -------------------                  -------------------

                  The accompanying notes are an integral part
                         of these financial statements.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1997, 1996 and 1995

                                                        1997                       1996                      1995
                                                 ------------------         ------------------        ------------------
Income:

     Lease revenue                               $        3,033,098         $        2,823,191        $        3,901,359

     Interest income                                        121,153                    178,642                   248,771

     Interest income - affiliate                             17,530                         --                        --

     Gain on sale of equipment                              138,167                    907,328                   475,734

     Loss on exchange of equipment                         (414,165)                        --                        --
                                                 -------------------        ------------------        ------------------

         Total income                                     2,895,783                  3,909,161                 4,625,864
                                                 ------------------         ------------------        ------------------
Expenses:

     Depreciation                                         1,461,252                  2,024,625                 3,461,042

     Interest expense                                        24,825                     76,800                   151,589

     Equipment management fees - affiliate                  150,289                    144,159                   177,760

     Operating expenses - affiliate                         541,774                    953,258                   376,605
                                                 ------------------         ------------------        ------------------

         Total expenses                                   2,178,140                  3,198,842                 4,166,996
                                                 ------------------         ------------------        ------------------

Net income                                       $          717,643         $          710,319        $          458,868
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

Net income
     per limited partnership unit                $             0.44         $             0.44        $             0.28
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------
Cash distributions declared
     per limited partnership unit                $             0.66         $             2.42        $             2.50
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

                  The accompanying notes are an integral part
                         of these financial statements.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                        STATEMENT OF CHANGES IN PARTNERS'
                    CAPITAL for the years ended December 31,
                               1997, 1996 and 1995

                                                      General                    Recognized Owners
                                                      Partner         ----------------------------------
                                                      Amount                Units              Amount             Total
                                                  --------------      -------------     ----------------     ---------------

Balance at December 31, 1994                      $   (1,076,918)         1,547,930     $     13,869,258     $    12,792,340

Net income - 1995                                         22,943                 --              435,925             458,868

Cash distributions declared                             (203,675)                --           (3,869,825)         (4,073,500)
                                                  --------------      -------------     ----------------     ---------------

Balance at December 31, 1995                          (1,257,650)         1,547,930           10,435,358           9,177,708

Net income - 1996                                         35,516                 --              674,803             710,319

Cash distributions declared                             (196,750)                --           (3,738,253)         (3,935,003)
                                                  --------------      -------------     ----------------     ---------------

Balance at December 31, 1996                          (1,418,884)         1,547,930            7,371,908           5,953,024

Net income - 1997                                         35,882                 --              681,761             717,643

Unrealized loss on investment securities                 (10,818)                --             (205,548)           (216,366)

Cash distributions declared                              (53,465)                --           (1,015,830)         (1,069,295)
                                                  --------------      -------------     ----------------     ---------------
Balance at December 31, 1997                      $   (1,447,285)         1,547,930     $      6,832,291     $     5,385,006
                                                  --------------      -------------     ----------------     ---------------
                                                  --------------      -------------     ----------------     ---------------

                  The accompanying notes are an integral part
                         of these financial statements.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1997, 1996 and 1995

                                                                 1997                    1996                   1995
                                                          ----------------        ----------------        ---------------
Cash flows from (used in) operating activities:
Net income                                                $        717,643        $        710,319        $       458,868

Adjustments to reconcile net income
   to net cash from operating activities:
       Depreciation                                              1,461,252               2,024,625              3,461,042
       Gain on sale of equipment                                  (138,167)               (907,328)              (475,734)
       Loss on exchange of equipment                               414,165                      --                     --
       Decrease in allowance for doubtful accounts                 (10,000)                     --                     --
       Non-cash proceeds on termination rents                     (295,533)                     --                     --

Changes in assets and liabilities:
     Decrease (increase) in:
       Rents receivable                                            239,006                 (52,960)               365,351
       Accounts receivable - affiliate                             293,796                (235,695)             1,499,460
     Increase (decrease) in:
       Accrued interest                                             (7,219)                   (275)               (18,471)
       Accrued liabilities                                         (55,550)                 44,750                  4,500
       Accrued liabilities - affiliate                            (199,544)                196,410                (45,964)
       Deferred rental income                                       10,284                   2,137                (17,998)
                                                          ----------------        ----------------        ---------------
          Net cash from operating activities                     2,430,133               1,781,983              5,231,054
                                                          ----------------        ----------------        ---------------

Cash flows from (used in) investing activities:
     Dividend received                                              78,679                      --                     --
     Purchase of equipment                                              --                (657,000)                    --
     Proceeds from equipment sales                                 159,858               1,602,589              1,521,381
                                                          ----------------        ----------------        ---------------

          Net cash from (used in) investing activities             238,537                 945,589              1,521,381
                                                          ----------------        ----------------        ---------------
Cash flows from (used in) financing activities:
     Proceeds from notes payable                                        --                      --                789,005
     Principal payments - notes payable                           (683,234)               (450,064)            (1,750,205)
     Distributions paid                                         (1,140,580)             (4,668,233)            (4,073,500)
                                                          ----------------        ----------------        ---------------
          Net cash used in financing activities                 (1,823,814)             (5,118,297)            (5,034,700)
                                                          ----------------        ----------------        ---------------

Net increase (decrease) in cash and cash equivalents               844,856              (2,390,725)             1,717,735

Cash and cash equivalents at beginning of year                   1,961,623               4,352,348              2,634,613
                                                          ----------------        ----------------        ---------------

Cash and cash equivalents at end of year                  $      2,806,479        $      1,961,623        $     4,352,348
                                                          ----------------        ----------------        ---------------
                                                          ----------------        ----------------        ---------------
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest               $         32,044        $         77,075        $       170,060
                                                          ----------------        ----------------        ---------------
                                                          ----------------        ----------------        ---------------

Supplemental schedule of non-cash investing and financing activities:
     See Note 4 to the financial statements regarding the reduction of the Partnership's carrying value of its investment securities - affiliate. Also, see
Note 3 to the financial statements.

                  The accompanying notes are an integral part
                         of these financial statements.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                December 31, 1997

NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

      American Income Partners V-B Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on September 29, 1989 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing IV Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On December 27, 1989, the Partnership issued 1,547,930 units, representing assignments of limited partnership interests (the "Units"), to 2,402 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The Partnership has one General Partner, AFG Leasing IV Incorporated, a Massachusetts corporation and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which EFG and a wholly-owned subsidiary are the 99% limited partners and AFG Programs, Inc., which is wholly-owned by EFG, is the 1% general partner. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and
Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

      Significant operations commenced December 28, 1989 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Recognized Owners and 5% to the General Partner.

     Under the terms of a management agreement between the Partnership and AF/AIP Programs Limited Partnership and the terms of an identical management agreement between AF/AIP Programs Limited Partnership and EFG (collectively, the "Management Agreement"), management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 5).

      EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

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

     In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

STATEMENT OF CASH FLOWS

     The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and in reverse repurchase agreements with overnight securities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1997, the Partnership had $2,702,263 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

REVENUE RECOGNITION

     Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $1,255,825 are due as follows:

     For the year ending December 31, 1998   $  1,041,341
                                      1999         73,271
                                      2000         47,071
                                      2001         47,071
                                      2002         47,071
                                             ------------
                                     Total   $  1,255,825
                                             ------------
                                             ------------

     The Partnership entered into a new 18-month lease agreement with Transmeridian Airlines for its proportionate interest in a Boeing 727 Aircraft at a base rent to the Partnership of $48,000 per month for 8 months and $42,000 per month for 10 months, effective April 30. 1997.

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                          1997                       1996                      1995
                                                   ------------------         ------------------        ------------------

Gearbulk Shipowning Ltd.                           $        1,279,436         $          795,855        $          735,875
Sunworld International Airlines, Inc.              $          468,000         $          443,300        $               --
Transmeridian Airlines                             $          385,400         $               --        $               --
Northwest Airlines, Inc.                           $               --         $          481,941        $        1,192,661
Horizon Air Industries, Inc.                       $               --         $          297,792        $               --

USE OF ESTIMATES

      The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT ON LEASE

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

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

INVESTMENT SECURITIES - AFFILIATE

     The Partnership's investment in Semele Group, Inc. is considered to be available-for-sale and as such is carried at fair value with unrealized gains and losses reported as a separate component of Partner's Capital (see Note 4).

ACCRUED LIABILITIES - AFFILIATE

     Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 5). At December 31, 1996, Accrued Liabilities - Affiliate included $201,399, representing aircraft reserves funded by the lessee and used to pay maintenance costs which were advanced by EFG.

ALLOCATION OF PROFITS AND LOSSES

     For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 7 concerning allocation of income or loss for income tax purposes.

NET INCOME AND CASH DISTRIBUTIONS PER UNIT

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

     Net income and cash distributions per Unit are based on 1,547,930 units outstanding during the years ended December 31, 1997, 1996 and 1995 and computed after allocation of the General Partner's 5% share of net income and cash distributions.

PROVISION FOR INCOME TAXES

     No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. This statement establishes standards for reporting comprehensive income and its components and requires this disclosure be added as a new section in a financial statement. This statement is effective for fiscal years beginning after December 31, 1997. The Partnership will adopt the new disclosures required by SFAS No. 130 in 1998.

NOTE 3 - EQUIPMENT

     The following is a summary of equipment owned by the Partnership at December 31, 1997. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1997 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                            Remaining
                                           Lease Term            Equipment
            Equipment Type                   (Months)             at Cost                            Location
---------------------------------------   --------------     -----------------       ---------------------------------------
Aircraft                                       0-13          $      16,192,484       FL/KY/OR/TX
Manufacturing                                    14                  1,551,460       OH
Materials handling                             0-14                    978,609       CA/CT/DE/GA/LA/MD/MI/MO/NC OK/TN/TX/UT
Construction and mining                          16                    354,736       OH
Trailers/intermodal containers                   60                    299,643       OK
Retail store fixtures                            12                     30,320       NC/VA
Energy systems                                    0                     29,996       IL
Tractors and heavy duty trucks                    0                     18,426       IN
Computers & peripherals                        0-12                      6,939       AL/GA/KY/MS/NC/SC/TN/VA
                                                             -----------------

                              Total equipment cost                  19,462,613

                          Accumulated depreciation                 (17,907,433)
                                                             -----------------

        Equipment, net of accumulated depreciation           $       1,555,180
                                                             -----------------
                                                             -----------------

      During September and November of 1995, the Partnership transferred its ownership interest in certain trailers, previously leased to The Atchison Topeka and Santa Fe Railroad, to a third party for cash consideration of $143,500. The trailers had a net book value of $70,221 at the time of the transfer, resulting in a net gain for financial statement purposes, of $73,279. In December 1995, the Partnership replaced a portion of the trailers with comparable trailers and leased such trailers to a new lessee. The transaction was structured as a like-kind exchange for income tax reporting purposes. The net carrying value of the new trailers, $299,650, was net of

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

$41,733, representing the amount of gain deferred on the original trailers. The Partnership funded this transaction with the $80,961 of the cash consideration and long-term financing of $260,422. The remaining gain of $31,546 was deferred in anticipation of completing an additional like-kind exchange in 1996. During 1996, the Partnership elected not to replace the remaining trailers and, accordingly, the remaining deferred gain of $31,546 was recognized as Gain on Sale of Equipment on the Statement of Operations during 1996. In addition, the remaining cash consideration of $62,539 from the original transaction, which had been reported as Contractual Right for Equipment in 1995, was recognized as proceeds from equipment sales in 1996.

     In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1997, the Partnership's equipment portfolio included equipment having a proportionate original cost of $16,499,034, representing approximately 84% of total equipment cost.

     Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $2,980,749 and a net book value of approximately $809,889 at December 31, 1997 (see Note
6).

     Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

     As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for sale or release with an original cost and net book value of approximately $901,000 and $220,000, respectively, at December 31, 1997. This equipment consists of the Partnership's proportionate interest in a Pratt & Whitney JT9D-7J jet engine formerly leased to Southern Air Transport, Inc. The General Partner is actively seeking the sale or re-lease of this equipment. In addition, the summary above also includes equipment being leased on a month-to-month basis.

NOTE 4 - INVESTMENT SECURITIES - AFFILIATE / NOTE RECEIVABLE - AFFILIATE

   On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele Group, Inc. ("Semele") (formerly Banyan Strategic Land Fund II), a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ. At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

   The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Semele and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Semele or by any other party that otherwise would not have

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

been paid to EFG had the Partnership sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6, 1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Semele (the "Semele Note").

   As a result of the exchange transaction and its original 53.54% beneficial ownership interest in Larkfield, one of the three Vessels, the Partnership received $847,080 in cash, became the beneficial owner of 393,394 shares of Semele common stock (valued at $590,091 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $888,844. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu. The Partnership's interest in the vessel had an original cost and net book value of $4,205,030 and $1,597,566, respectively. The proceeds realized by the Partnership of $1,183,401 resulted in a net loss, for financial statement purposes, of $414,165. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement of $1,142,614.

   Cash equal to the amount of the Semele Note was placed in escrow for the benefit of Semele in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele agreed to seek consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in the size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and (ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Partnership. A dividend of $78,679 was paid to the Partnership on November 17, 1997. This dividend represented a return of equity to the Partnership, which proportionately reduced the Partnership's investment in Semele. In May 1997, Gary D. Engle, President and Chief Executive Officer of EFG, was elected to the Board of Directors of Semele and in October 1997, James A. Coyne, Executive Vice President of EFG was elected Semele's President and Chief Operating Officer.

   In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. As such, the Partnership reduced the carrying value of its investment in Semele common stock to $0.75 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1997) resulting in an unrealized loss in 1997 of $216,366 which was reported as a separate component of partner's capital.

NOTE 5 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1997, 1996 and 1995, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                      1997           1996           1995
                                  ------------   ------------   ------------
Equipment management fees         $    150,289   $    144,159   $    177,760

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


Administrative charges                  56,929         37,037         21,000
Reimbursable operating
   expenses due to third parties       484,845        916,221        355,605
                                  ------------   ------------   ------------
                   Total          $    692,063   $  1,097,417   $    554,365
                                  ------------   ------------   ------------
                                  ------------   ------------   ------------

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

     All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1997, the Partnership was owed $165,242 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1998.

     Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC"), both Massachusetts limited partnerships formed in 1995 owned and controlled by certain principals of EFG, own 94,570 Units or 6.11% and 17,594 Units or 1.14% of the total outstanding units of the Partnership, respectively. EFG owns a Class D interest in AALP and a 49% limited partnership interest in ONC, both of which it acquired in December 1996.

NOTE 6 - NOTES PAYABLE

     Notes payable at December 31, 1997 consisted of two installment notes of $24,608 payable to an institutional lender. The installment notes are non-recourse, with interest rates of 10.12%. The installment notes are collateralized by the equipment and assignment of the related lease payments and will be fully amortized by noncancellable rents during the year ending December 31, 1998. The carrying value of notes payable approximates fair value at December 31, 1997.

NOTE 7 - INCOME TAXES

     The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

     For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account balance. At December 31, 1997, the General Partner had a positive tax capital balance.

     The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997, 1996 and 1995:

                                                            1997                     1996                     1995
                                                     ------------------       ------------------       ------------------

Net income                                           $          717,643       $          710,319       $          458,868
     Financial statement depreciation in
       excess of (less than) tax depreciation                    71,967                 (112,391)                 712,875
     Deferred rental income                                      10,284                    2,137                  (17,998)
     Other                                                     (414,936)                 260,417                  363,424
                                                     ------------------       ------------------       ------------------
Net income for federal income tax
     reporting purposes                              $          384,958       $          860,482       $        1,517,169
                                                     ------------------       ------------------       ------------------
                                                     ------------------       ------------------       ------------------

     The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain on disposals.

     The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997 and 1996:

                                                                              1997                           1996
                                                                       ------------------             ------------------

Partners' capital                                                      $        5,385,006             $        5,953,024

     Unrealized loss on investment securities                                     216,366                             --

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

     Add back selling commissions and organization
        and offering costs                                                      4,348,553                      4,348,553

     Financial statement distributions in excess of
        tax distributions                                                          10,693                         14,257

     Cumulative difference between federal income tax
        and financial statement income (loss)                                     850,808                      1,183,493
                                                                       ------------------             ------------------
Partners' capital for federal income tax reporting purposes            $       10,811,426             $       11,499,327
                                                                       ------------------             ------------------
                                                                       ------------------             ------------------

     Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 8 - LEGAL PROCEEDINGS

      On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

      The Plaintiffs have asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants have denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

      On March 9, 1998, counsel for the Defendants and the Plaintiffs entered into a Memorandum of Understanding setting forth the terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Memorandum of Understanding represents a preliminary step towards a comprehensive Stipulation of Settlement between the parties that must be presented to and approved by the Court as a condition precedent to effecting a settlement. The Memorandum of Understanding (i) prescribes a number of conditions necessary to achieving a settlement, including providing the partners (or beneficiaries, as applicable) of the Nominal Defendants with the opportunity to vote on any settlement and (ii) contemplates various changes that, if effected, would alter the future operations of the Nominal Defendants. With respect to the Partnership and 10 affiliated partnerships (hereafter referred to as the "Exchange Partnerships"), the Memorandum of Understanding provides for the restructuring of their respective business operations into a single successor company whose securities would be listed and traded on a national stock exchange. The partners of the Exchange Partnerships would receive both common stock in the new company and a cash distribution in exchange for their existing partnership interests. Such a transaction would, among other things, allow for the consolidation of the Partnership's operating expenses with other similarly-organized equipment leasing programs. To the extent that the parties agree upon a Stipulation of Settlement that is approved by the Court, the complete terms thereof will be communicated to all of the partners (or beneficiaries) of the Nominal Defendants to enable them to vote thereon.

      There can be no assurance that the parties will agree upon a Stipulation of Settlement, or that it will be approved by the Court, or that the outcome of the voting by the partners (or beneficiaries) of the Nominal

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

Defendants, including the Partnership, will result in a settlement finally being effected or in the Partnership being included in any such settlement. The General Partner and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that a Stipulation of Settlement will be agreed upon by the parties and approved by the Court. In the absence of a Stipulation of Settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. The General Partner and its affiliates cannot predict with any degree of certainty the ultimate outcome of such litigation.

     On July 27, 1995, EFG, on behalf of the Partnership and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging further default under the MLA and EFG recently filed a motion for Summary Judgment on all claims and counterclaims. The Court held a hearing on EFG's motion in December 1997 and the matter remains pending before the Court. The Partnership has not experienced any material losses as a result of this action.

     On September 22, 1995, Investors Asset Holding Corp. and First Security Bank, N.A., trustees of the Partnership and various other affiliated investment programs, filed an action in the United States District Court for the District of Massachusetts against Northwest Airlines, Inc. ("Northwest"), a lessee of the Partnership. The trustees are seeking damages from Northwest and a declaratory judgment concerning Northwest's maintenance and return obligations for certain aircraft owned by the Partnership. In addition to filing its Answer to the Plaintiffs' Complaint, Northwest also filed a motion to transfer venue of this proceeding to Minnesota. The Court denied such motion. The parties have completed the initial phase of discovery, and motions for partial summary judgment are pending. At present, it is not possible to determine the ultimate outcome of this matter.

                        ADDITIONAL FINANCIAL INFORMATION

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1997, 1996 and 1995

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

    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1997, 1996 and 1995.

                                                        1997                       1996                      1995
                                                 ------------------         ------------------        ------------------

Rents earned prior to disposal of
     equipment, net of interest charges          $        2,422,146         $       10,677,177        $        3,973,037

Sale proceeds realized upon disposition
     of equipment                                           159,858                  1,602,589                 1,521,381
                                                 ------------------         ------------------        ------------------
Total cash generated from rents
     and equipment sale proceeds                          2,582,004                 12,279,766                 5,494,418

Original acquisition cost of equipment
     disposed                                             1,968,246                 11,569,023                 4,386,814
                                                 ------------------         ------------------        ------------------
Excess of total cash generated to cost
     of equipment disposed                       $          613,758         $          710,743        $        1,107,604
                                                 ------------------         ------------------        ------------------
                                                 ------------------         ------------------        ------------------

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1997

                                                                                   Sales and
                                                          Operations              Refinancings                 Total
                                                      ------------------       ------------------       ------------------

Net income                                            $          579,476       $          138,167       $          717,643

Add:
     Depreciation                                              1,461,252                       --                1,461,252
     Management fees                                             150,289                       --                  150,289
     Book value of disposed equipment                                 --                   21,692                   21,692
     Decrease in allowance for doubtful
        accounts                                                 (10,000)                      --                  (10,000)
     Loss on exchange                                            414,165                       --                  414,165
     Non-cash proceeds on termination rents                     (295,533)                      --                 (295,533)

Less:
     Principal reduction of notes payable                       (683,234)                      --                 (683,234)
                                                      ------------------       ------------------       ------------------
     Cash from operations, sales and
        refinancings                                           1,616,415                  159,859                1,776,274

Less:
     Management fees                                            (150,289)                      --                 (150,289)
                                                      ------------------       ------------------       ------------------

     Distributable cash from operations,
        sales and refinancings                                 1,466,126                  159,859                1,625,985

Other sources and uses of cash:
     Cash at beginning of year                                 1,961,623                       --                1,961,623
     Net change in receivables and
        accruals                                                 280,773                       --                  280,773
     Dividend received                                            78,679                       --                   78,679

Less:
     Cash distributions paid                                    (980,721)                (159,859)              (1,140,580)
                                                      ------------------       -------------------      ------------------

Cash at end of year                                   $        2,806,480       $               --       $        2,806,480
                                                      ------------------       ------------------       ------------------
                                                      ------------------       ------------------       ------------------

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1997

        For the year ended December 31, 1997, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

     Operating expenses                               $  555,497