Form 10-K, Exhibit 13
period 1998-12-31
AMERICAN INCOME PARTNERS V B LTD PARTNERSHIP
filed 1999-03-31
CIK 847558

                           AMERICAN INCOME PARTNERS V


















                American Income Partners V-B Limited Partnership


                Annual Report to the Partners, December 31, 1998

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS


                                                                                                                      Page
                                                                                                                      ----


SELECTED FINANCIAL DATA                                                                                                  2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                                                                    3-9


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                                                          10

Statement of Financial Position
at December 31, 1998 and 1997                                                                                           11

Statement of Operations
for the years ended December 31, 1998, 1997 and 1996                                                                    12

Statement of Changes in Partners' Capital
for the years ended December 31, 1998, 1997 and 1996                                                                    13

Statement of Cash Flows
for the years ended December 31, 1998, 1997 and 1996                                                                    14

Notes to the Financial Statements                                                                                    15-27



ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                                                                 28

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                                                                 29

Schedule of Costs Reimbursed to the General
Partner and its Affiliates as Required by
Section 10.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                                                                        30

                             SELECTED FINANCIAL DATA


     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 1998:


         SUMMARY OF
         OPERATIONS                   1998                1997               1996                1995                1994
-----------------------------    --------------      --------------     --------------      ---------------     ---------

Lease revenue                    $    1,323,344      $    3,033,098     $    2,823,191      $     3,901,359     $    9,280,336

Net income                       $      580,743      $      717,643     $      710,319      $       458,868     $    2,878,380

Per Unit:
     Net income                  $         0.36      $         0.44     $         0.44      $          0.28     $         1.77

     Cash distributions          $         0.53      $         0.66     $         2.42      $          2.50     $         2.50


     FINANCIAL POSITION
-----------------------------

Total assets                     $    8,089,683      $    5,715,354     $    7,289,920      $    11,486,422     $   15,848,219

Total long-term obligations      $           --      $       24,608     $      707,842      $     1,157,906     $    1,858,684

Partners' capital                $    5,326,675      $    5,385,006     $    5,953,024      $     9,177,708     $   12,792,340

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1998 compared to the year
          ended December 31, 1997 and the year ended December 31, 1997 compared to the year ended December 31, 1996


     Certain statements in this annual report of American Income Partner's V-B Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements, the collection of all rents due under the Partnership's lease agreements and the remarketing of the Partnership's equipment.

YEAR 2000 ISSUE

     The Year 2000 Issue generally refers to the capacity of computer programming logic to correctly identify the calendar year. Many companies utilize computer programs or hardware with date sensitive software or embedded chips that could interpret dates ending in "00" as the year 1900 rather than the year 2000. In certain cases, such errors could result in system failures or miscalculations that disrupt the operations of the affected businesses. The Partnership uses information systems provided by EFG and has no information systems of its own. EFG has adopted a plan to address the Year 2000 Issue that consists of four phases: assessment, remediation, testing, and implementation and has elected to utilize principally internal resources to perform all phases. EFG completed substantially all of its Year 2000 project by December 31, 1998 at an aggregate cost of less than $50,000 and at a di minimus cost to the Partnership. Remaining items are expected to be minor and be completed by March 31, 1999. All costs incurred in connection with EFG's Year 2000 project have been expensed as incurred.

     EFG's primary information software was coded by IBM at the point of original design to use a four digit field to identify calendar year. All of the Partnership's lease billings, cash receipts and equipment remarketing processes are performed using this proprietary software. In addition, EFG has gathered information about the Year 2000 readiness of significant vendors and third party servicers and continues to monitor developments in this area. All of EFG's peripheral computer technologies, such as its network operating system and third-party software applications, including payroll, depreciation processing, and electronic banking, have been evaluated for potential programming changes and have required only minor modifications to function properly with respect to dates in the year 2000 and thereafter. EFG understands that each of its and the Partnership's significant vendors and third-party servicers are in the process, or have completed the process, of making their systems Year 2000 compliant. Substantially all parties queried have indicated that their systems would be Year 2000 compliant by the end of 1998.

     Presently, EFG is not aware of any outside customer with a Year 2000 Issue that would have a material effect on the Partnership's results of operations, liquidity, or financial position. The Partnership's equipment leases were structured as triple net leases, meaning that the lessees are responsible for, among other things, (i) maintaining and servicing all equipment during the lease term, (ii) ensuring that all equipment functions properly and is returned in good condition, normal wear and tear excepted, and (iii) insuring the assets against casualty and other events of loss. Non-compliance with lease terms on the part of a lessee, including failure to address Year 2000 Issues, could result in lost revenues and impairment of residual values of the Partnership's equipment assets under a worst-case scenario.

     EFG believes that its Year 2000 compliance plan will be effective in resolving all material Year 2000 risks in a timely manner and that the Year 2000 Issue will not pose significant operational problems with respect to its computer systems or result in a system failure or disruption of its or the Partnership's business operations. However, EFG has no means of ensuring that all customers, vendors and third-party servicers will conform ultimately to Year 2000 standards. The effect of this risk to the Partnership is not determinable.

OVERVIEW

     The Partnership was organized in 1989 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course of business. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit, the outcome of which could significantly alter the nature of the Partnership's organization and its future business operations. See Note 7 to the accompanying financial statements. Pursuant to the Restated Agreement, as amended, the Partnership is scheduled to be dissolved by December 31, 2000.

RESULTS OF OPERATIONS

     For the year ended December 31, 1998, the Partnership recognized lease revenue of $1,323,344 compared to $3,033,098 and $2,823,191 for the years ended December 31, 1997 and 1996, respectively. The decrease in lease revenue from 1997 to 1998 was expected and resulted principally from lease term expirations and the sale of equipment. The increase in lease revenue from 1996 to 1997 reflects the receipt in 1997 of prepaid contractual rental obligations of $1,142,614 associated with the exchange of the Partnership's interest in a vessel (see discussion below). Lease revenue in 1996 included the receipt of lease termination rents of $265,796 received in connection with the sale of the Partnership's interest in two Boeing 727-Advanced aircraft in July 1996 (see below).

     The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     Interest income for the year ended December 31, 1998 was $267,765 compared to $138,683 and $178,642 for the years ended December 31, 1997 and 1996, respectively. Interest income is typically generated from temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1998 and 1997 included $88,884 and 17,530, respectively, earned on a note receivable from Semele Group, Inc. (formerly Banyan Strategic Land Fund II) ("Semele") (see below and Note 4 to the financial statements herein). The amount of future interest income is expected to fluctuate in relation to prevailing interest rates, the collection of lease revenue and the proceeds from equipment sales.

     In 1998, the Partnership sold equipment having a net book value of $873,626 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $775,111 compared to a net gain in 1997 of $138,167 on equipment having a net book value of $21,692. During 1997, the Partnership also exchanged its interest in a vessel with an original cost and net book value of $4,205,030 and $1,597,566, respectively. In connection with this transaction, the Partnership realized proceeds of $1,183,401, which resulted in a net loss for financial statement purposes of $414,165. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement, as described above.

     On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele, a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ (NASDAQ SmallCap Market effective January 5, 1999). At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

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

     In 1996, the Partnership sold equipment having a net book value of $664,268 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $875,782. These equipment sales included the sale of the Partnership's interest in two Boeing 727-Advanced jet aircraft with an original cost and net book value of $2,404,163 and $431,852, respectively, which the Partnership sold to the existing lessee in July 1996. In connection with these sales, the Partnership realized sale proceeds of $615,218, which resulted in a net gain, for financial statement purposes, of $183,366. This equipment was sold prior to the expiration of the related lease term. The Partnership also realized lease termination rents in connection with the sale of its interests in these aircraft, as described above. In addition, cash consideration of $62,539 (classified as Contractual Right for Equipment at December 31, 1995) was recognized as proceeds from equipment sales in 1996 and the Partnership recognized the related gain, for financial statement purposes, of $31,546, which had been deferred at December 31, 1995.

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

     Depreciation expense was $512,339, $1,461,252, and $2,024,625 for the years ended December 31, 1998, 1997 and 1996, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Interest expense was $24,825 or less than 1% of lease revenue in 1997 and $76,800, or 2.7% of lease revenue in 1996. The Partnership's notes payable were fully amortized by non-cancelable rents at January 1, 1998.

     Management fees were approximately 4.9%, 5.0% and 5.1% of lease revenue during the years ended December 31, 1998, 1997 and 1996, respectively. Management fees for the year ended December 31, 1996 included $7,780, resulting from an under accrual in 1995. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

     Write-down of investment securities-affiliate was $349,139 for the year ended December 31, 1998. The General Partner determined that the decline in market value of the Semele common stock was other-than-temporary at December 31, 1998. As a result, the Partnership wrote down the cost of the Semele common stock from $15 per share to $4.125 per share (the quoted price of Semele stock on NASDAQ at December 31, 1998).

     Operating expenses were $859,244, $541,774 and $953,258 for the years ended December 31, 1998, 1997 and 1996, respectively. During the year ended December 31, 1998, the Partnership incurred or accrued approximately $319,400 for certain legal and administrative expenses related to the Class Action Lawsuit described in Note 7 to the financial statements. In addition, the Partnership expensed $224,400 in 1998 related to the refurbishment of an aircraft engine and engine leasing costs (see Notes 3 and 7 to the financial statements). Significant operating expenses were incurred during the years ending December 31, 1997 and 1996 due to heavy maintenance costs incurred in connection with the Partnership's interests in two Boeing 727 aircraft. In 1996, the Partnership entered into a new 36 month lease agreement with Sunworld International Airlines, Inc. to re-lease one of the aircraft at a base rent to the Partnership of $39,000 per month. The second aircraft was re-leased to Transmeridian Airlines beginning April 1997 at a base rent to the Partnership of $48,000 per month for 8 months and $42,000 per month for 10 months. Other operating expenses consist principally of administrative charges, professional service costs, such as audit and other legal fees, as well as printing, distribution and other remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

     The Partnership by its nature is a limited life entity. As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is generally provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $1,187,218, $2,430,133 and $1,781,983 in 1998, 1997 and 1996, respectively. Net cash from operating activities in both 1997 and 1996 included lease termination rents as described above. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership experiences a higher frequency of remarketing events.

     Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During the year ended December 31, 1998, the Partnership realized net cash proceeds of $1,648,737 compared to $159,858 and $1,602,589 in 1997 and 1996, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. During the year ended December 31, 1996, the Partnership expended $657,000 to replace certain aircraft engines to facilitate the re-lease of an aircraft, in which the Partnership had an ownership interest, to Transmeridian Airlines (as discussed above). There were no equipment acquisitions during 1998 or 1997.

     In November 1998, the Partnership and certain affiliated investment programs (collectively, the "Programs") entered into an agreement to sell their ownership interests in a Boeing 727-251 ADV aircraft and three engines (collectively the "Aircraft") to a third party (the "Purchaser"). The Programs will receive gross sale proceeds of $4,350,000. Previously, the Aircraft had been leased to Transmeridian Airlines ("Transmeridian"). In December 1998, the Purchaser remitted $3,350,000 for the Aircraft, excluding one of three engines which had been damaged while the Aircraft was leased to Transmeridian. (See Note 7 regarding legal action undertaken by the Programs related to Transmeridian and the damaged engine). The Purchaser also deposited $1,000,000 into a third-party escrow account (the "Escrow") pending repair of the damaged engine and re-installation of the refurbished engine on the Aircraft. Upon installation, the escrow agent will transfer the Escrow amount plus interest thereon to the Programs. Currently, the engine is being refurbished at the expense of the Programs. The associated cost is estimated to be approximately $260,000, of which the Partnership's share is approximately $156,000. All of the Partnership's costs were accrued at December 31, 1998 in connection with the Partnership's legal action against Transmeridian discussed in Note 7.

     The Programs also are required to reimburse the Purchaser for its cost to lease a substitute engine during the period that the damaged engine is being repaired. This cost is expected to be approximately $114,000, of which the Partnership's share is $68,400, all of which has been accrued in 1998 in connection with the litigation referenced above. If the engine repair and re-installation do not occur on or before May 11, 1999, the Escrow plus all interest thereon will be returned to the Purchaser and the Programs' obligation to pay for the cost of a substitute engine will be terminated.

     In addition, the purchase and sale agreement permits the Purchaser to return the Aircraft to the Programs, subject to a number of conditions, for $4,350,000, reduced by an amount equivalent to $450 multiplied by the number of flight hours since the Aircraft's most recent C Check. Among the conditions precedent to the Purchaser's returning the Aircraft, the Purchaser must have completed its intended installation of hush-kitting on the Aircraft to conform to Stage 3 noise regulations. This work was completed in January 1999. In addition, the Escrow funds must have been released to the Programs, assuming the repaired engine is reinstalled on the Aircraft by May 11, 1999. The Purchaser's return option expires on May 15, 1999.

     Due to the contingent nature of the sale, the Partnership has deferred recognition of the sale and a resulting gain at December 31, 1998 until expiration of the Purchaser's return option on May 15, 1999. The Partnership's share of the December proceeds was $2,010,000, which amount was deposited into EFG's customary escrow account and transferred to the Partnership, together with the Partnership's other December rental receipts, in January 1999. At December 31, 1998, the entire amount was classified as accounts receivable affiliate, with an equal amount reflected in other liabilities on the accompanying Statement of Financial Position. The remainder of the sale consideration, or $1,000,000, will be paid to the Programs upon release of the Escrow discussed above. The Partnership's share of this payment will be $600,000. Based upon current information, the Partnership expects to recognize a gain for financial reporting purposes of approximately $2,610,000 in connection with this transaction. The Partnership's interest in the Aircraft had a cost of $6,484,110 and was fully depreciated at December 31, 1998.

     Pursuant to a purchase option contained in the lease agreement, the lessee, Sunworld International Airlines, Inc., purchased the Partnership's interest in a Boeing 727-251 ADV aircraft for approximately $1,470,000 in January 1999, at the expiration of the existing lease term (see Note 8 Subsequent Event for additional discussion).

     At December 31, 1998, the Partnership was due aggregate future minimum lease payments of $200,684 from contractual lease agreements (see Note 2 to the financial statements). At the expiration of the individual lease terms underlying the Partnership's future minimum lease payments, the Partnership will sell the equipment or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of equipment sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the terms of the currently existing contractual lease agreements expire, the cash flows of the Partnership will become less predictable. In addition, the Partnership will need cash outflows to pay management fees and operating expenses.

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

     On June 30, 1998, Semele effected a 1-for-300 reverse stock split followed by a 30-for-1 forward stock split resulting in a reduction of the number of shares of Semele common stock owned by the Partnership to 39,339 Shares.In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. During the year December 31, 1998, the Partnership decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $132,773. In 1997, the Partnership recorded an unrealized loss of $216,366 relate to its investment in the Semele common stock. Each of these losses was reported as a component of comprehensive income, included in partners' capital. At December 31, 1998, the General Partner determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Partnership wrote down the cost of the Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) for a total realized loss of $349,139 in 1998.

     The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. The Partnership's notes payable were fully amortized at January 1, 1998.

     There are no formal restrictions under the Restated Agreement, as amended, that materially limit the Partnership's ability to pay cash distributions, except that the General Partner may suspend or limit cash distributions to ensure that the Partnership maintains sufficient working capital reserves to cover, among other things, operating costs and potential expenditures, such as refurbishment costs to remarket equipment upon lease expiration. Liquidity is especially important as the Partnership matures and sells equipment, because the remaining equipment base consists of fewer revenue-producing assets that are available to cover prospective cash disbursements. Insufficient liquidity could inhibit the Partnership's ability to sustain its operations or maximize the realization of proceeds from remarketing its remaining assets. In particular, the Partnership's ownership interests in commercial aircraft involve unique risks resulting from the specialized nature of these assets and the potential for the Partnership to incur significant remarketing costs at lease expiration. Accordingly, the General Partner has maintained significant cash reserves within the Partnership in order to minimize the risk of a liquidity shortage primarily in connection with the Partnership's aircraft. At December 31, 1998, the Partnership owned interests in two Boeing 727 aircraft, one of which was under contract to be sold to a third party buyer subject to the buyer's right to return the aircraft on or before May 15, 1999. See Notes 3 and 7 of the accompanying financial statements concerning this aircraft. See also Note 8 of the accompanying financial statements concerning the sale of the second aircraft in January 1999.

     In addition, the Partnership is a Nominal Defendant in a Class Action Lawsuit described in Note 7 to the accompanying financial statements. A preliminary settlement agreement will allow the Partnership to invest in new equipment or other activities, subject to certain limitations, effective March 22, 1999. To the extent that the Partnership has exposure to aircraft investments that could require capital reserves, the General Partner does not anticipate that the Partnership will invest in new assets, regardless of its authority to do so. Until the Class Action Lawsuit is adjudicated, the General Partner does not expect that the level of future quarterly cash distributions paid by the Partnership will be increased above amounts paid in the fourth quarter of 1998. In addition, the proposed settlement, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. See Note 7 to the accompanying financial statements.

     Cash distributions to the General Partner and Recognized Owners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1998, the Partnership declared total cash distributions of $855,440. In accordance with the Restated Agreement, as amended, the Recognized Owners were allocated 95% of these distributions, or $812,668, and the General Partner was allocated 5%, or $42,772. The fourth quarter 1998 cash distribution was paid on January 15, 1999.

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

     The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 6 to the accompanying financial statements). For instance, selling commissions, organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences. Such items consist of the cumulative difference between income or loss for tax purposes and financial statement income or loss, the difference between distributions (declared vs. paid) for income tax and financial reporting purposes, and the treatment of unrealized gains or losses on investment securities, if any, for book and tax purposes. The principal component of the cumulative difference between financial statement income or loss and tax income or loss results from different depreciation policies for book and tax purposes.

     For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 1998. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the Partnership by the General Partner. The Amended and Restated Agreement and Certificate of Limited Partnership requires that upon the dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1998, the General Partner had a positive tax capital account balance.

     The future liquidity of the Partnership will be influenced by, among other factors, prospective market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, that could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio. However, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements will be the principal factor in determining the future of the Partnership's operations.

                         REPORT OF INDEPENDENT AUDITORS


To the Partners of American Income Partners V-B Limited Partnership:

     We have audited the accompanying statements of financial position of American Income Partners V-B Limited Partnership, as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners V-B Limited Partnership at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

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






                                                               ERNST & YOUNG LLP






Boston, Massachusetts
March 10, 1999

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1998 and 1997



                                                                            1998                                 1997
                                                                   -------------------                  -------------------
ASSETS

Cash and cash equivalents                                          $         4,762,386                  $         2,806,479

Rents receivable                                                                 2,978                                4,563

Accounts receivable - affiliate                                              2,103,987                              165,242

Note receivable - affiliate                                                    888,844                              888,844

Investment securities - affiliate                                              162,273                              295,046

Equipment at cost, net of accumulated
     depreciation of $13,395,899 and $17,907,433
     at December 31, 1998 and 1997, respectively                               169,215                            1,555,180
                                                                   -------------------                  -------------------

        Total assets                                               $         8,089,683                  $         5,715,354
                                                                   -------------------                  -------------------
                                                                   -------------------                  -------------------
LIABILITIES AND PARTNERS' CAPITAL

Notes payable                                                      $                --                  $            24,608
Accrued interest                                                                    --                                  209
Accrued liabilities                                                            504,900                                9,200
Accrued liabilities - affiliate                                                  9,548                               26,753
Deferred rental income                                                          24,700                               55,718
Other liabilities                                                            2,010,000                                   --
Cash distributions payable to partners                                         213,860                              213,860
                                                                   -------------------                  -------------------

        Total liabilities                                                    2,763,008                              330,348
                                                                   -------------------                  -------------------

Partners' capital (deficit):
     General Partner                                                        (1,450,202)                          (1,447,285)
     Limited Partnership Interests
     (1,547,930 Units; initial purchase
     price of $25 each)                                                      6,776,877                            6,832,291
                                                                   -------------------                  -------------------

        Total partners' capital                                              5,326,675                            5,385,006
                                                                   -------------------                  -------------------

        Total liabilities and partners' capital                    $         8,089,683                  $         5,715,354
                                                                   -------------------                  -------------------
                                                                   -------------------                  -------------------

                 The accompanying notes are an integral part of
                          these financial statements.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1998, 1997 and 1996


                                                          1998                      1997                      1996
                                                   ------------------        ------------------        ------------------
Income:

     Lease revenue                                 $        1,323,344        $        3,033,098        $        2,823,191

     Interest income                                          178,881                   121,153                   178,642

     Interest income - affiliate                               88,884                    17,530                        --

     Gain on sale of equipment                                775,111                   138,167                   907,328

     Loss on exchange of equipment                                 --                  (414,165)                       --
                                                   ------------------        ------------------        ------------------

         Total income                                       2,366,220                 2,895,783                 3,909,161
                                                   ------------------        ------------------        ------------------


Expenses:

     Depreciation                                             512,339                 1,461,252                 2,024,625

     Interest expense                                              --                    24,825                    76,800

     Equipment management fees - affiliate                     64,755                   150,289                   144,159

     Writedown of investment securities - affiliate           349,139                        --                        --

     Operating expenses - affiliate                           859,244                   541,774                   953,258
                                                   ------------------        ------------------        ------------------

         Total expenses                                     1,785,477                 2,178,140                 3,198,842
                                                   ------------------        ------------------        ------------------


Net income                                         $          580,743        $          717,643        $          710,319
                                                   ------------------        ------------------        ------------------
                                                   ------------------        ------------------        ------------------


Net income
     per limited partnership unit                  $             0.36        $             0.44        $             0.44
                                                   ------------------        ------------------        ------------------
                                                   ------------------        ------------------        ------------------

Cash distributions declared
     per limited partnership unit                  $             0.53        $             0.66        $             2.42
                                                   ------------------        ------------------        ------------------
                                                   ------------------        ------------------        ------------------

                 The accompanying notes are an integral part of
                          these financial statements.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                  STATEMENT OF CHANGES IN PARTNERS' CAPITAL for
                the years ended December 31, 1998, 1997 and 1996



                                                         General                   Recognized Owners
                                                         Partner                   -----------------
                                                         Amount               Units               Amount               Total
                                                     --------------      --------------     ----------------      ---------------

Balance at December 31, 1995                         $   (1,257,650)          1,547,930     $     10,435,358      $     9,177,708

     Net income - 1996                                       35,516                  --              674,803              710,319
                                                     --------------      --------------     ----------------      ---------------

Comprehensive income                                         35,516                  --              674,803              710,319
                                                     --------------      --------------     ----------------      ---------------

Cash distributions declared                                (196,750)                 --           (3,738,253)          (3,935,003)
                                                     --------------      --------------     ----------------      ---------------

Balance at December 31, 1996                             (1,418,884)          1,547,930            7,371,908            5,953,024

     Net income - 1997                                       35,882                  --              681,761              717,643

     Unrealized loss on investment securities               (10,818)                 --             (205,548)            (216,366)
                                                     --------------      --------------     ----------------      ---------------

Comprehensive income                                         25,064                  --              476,213              501,277
                                                     --------------      --------------     ----------------      ---------------

Cash distributions declared                                 (53,465)                 --           (1,015,830)          (1,069,295)
                                                     --------------      --------------     ----------------      ---------------

Balance at December 31, 1997                             (1,447,285)          1,547,930            6,832,291            5,385,006

     Net income - 1998                                       29,037                  --              551,706              580,743

     Unrealized loss on investment securities                (6,639)                 --             (126,134)            (132,773)

     Less: reclassification adjustment for
       write-down of investment securities                   17,457                  --              331,682              349,139
                                                     --------------      --------------     ----------------      ---------------

Comprehensive income                                         39,855                  --              757,254              797,109
                                                     --------------      --------------     ----------------      ---------------

Cash distributions declared                                 (42,772)                 --             (812,668)            (855,440)
                                                     --------------      --------------     ----------------      ---------------


Balance at December 31, 1998                            $(1,450,202)          1,547,930     $      6,776,877      $     5,326,675
                                                     --------------      --------------     ----------------      ---------------
                                                     --------------      --------------     ----------------      ---------------

                 The accompanying notes are an integral part of
                          these financial statements.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1998, 1997 and 1996


                                                                  1998                     1997                   1996
                                                            ----------------        ----------------       -----------
Cash flows from (used in) operating activities:
Net income                                                  $        580,743        $        717,643       $        710,319

Adjustments to reconcile net income
  to net cash from operating activities:
       Depreciation                                                  512,339               1,461,252              2,024,625
       Gain on sale of equipment                                    (775,111)               (138,167)              (907,328)
       Write-down of investment securities - affiliate               349,139                      --                     --
       Loss on exchange of equipment                                      --                 414,165                     --
       Decrease in allowance for doubtful accounts                        --                 (10,000)                    --
       Non-cash proceeds on termination rents                             --                (295,533)                    --

Changes in assets and liabilities:
     Decrease (increase) in:
       Rents receivable                                                1,585                 239,006                (52,960)
       Accounts receivable - affiliate                            (1,938,745)                293,796               (235,695)
     Increase (decrease) in:
       Accrued interest                                                 (209)                 (7,219)                  (275)
       Accrued liabilities                                           495,700                 (55,550)                44,750
       Accrued liabilities - affiliate                               (17,205)               (199,544)               196,410
       Deferred rental income                                        (31,018)                 10,284                  2,137
           Other liabilities                                       2,010,000                      --                     --
                                                            ----------------        ----------------       ----------------

          Net cash from operating activities                       1,187,218               2,430,133              1,781,983
                                                            ------------------      ----------------       ----------------

Cash flows from (used in) investing activities:
     Dividend received                                                    --                  78,679                     --
     Purchase of equipment                                                --                      --               (657,000)
     Proceeds from equipment sales                                 1,648,737                 159,858              1,602,589
                                                            ----------------        ----------------       ----------------

Net cash from investing activities                                 1,648,737                 238,537                945,589
                                                            ----------------        ----------------       ----------------

Cash flows used in financing activities:
     Principal payments - notes payable                              (24,608)               (683,234)              (450,064)
     Distributions paid                                             (855,440)             (1,140,580)            (4,668,233)
                                                            ----------------        ----------------       ----------------

          Net cash used in financing activities                     (880,048)             (1,823,814)            (5,118,297)
                                                            ----------------        ----------------       ----------------

Net increase (decrease) in cash and cash equivalents               1,955,907                 844,856             (2,390,725)

Cash and cash equivalents at beginning of year                     2,806,479               1,961,623              4,352,348
                                                            ----------------        ----------------       ----------------

Cash and cash equivalents at end of year                    $      4,762,386        $      2,806,479       $      1,961,623
                                                            ----------------        ----------------       ----------------
                                                            ----------------        ----------------       ----------------



Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                 $            209        $         32,044       $         77,075
                                                            ----------------        ----------------       ----------------
                                                            ----------------        ----------------       ----------------


       Supplemental schedule of non-cash investing and financing activities:
         See Note 4 to the financial statements.



                 The accompanying notes are an integral part of
                          these financial statements.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                December 31, 1998





NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

     American Income Partners V-B Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on September 29, 1989 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing IV Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On December 27, 1989, the Partnership issued 1,547,930 units, representing assignments of limited partnership interests (the "Units"), to 2,402 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The Partnership has one General Partner, AFG Leasing IV Incorporated, a Massachusetts corporation and an affiliate of Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG"). The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which EFG and a wholly-owned subsidiary are the 99% limited partners and AFG Programs, Inc., which is wholly-owned by EFG, is the 1% general partner. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

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

     The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President, Chief Executive Officer and sole Director. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Mr. Engle established Equis Corporation and GDE LP in December 1994 for the sole purpose of acquiring the business of AFG.

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

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     As of January 1, 1998, the Company adopted Statement 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and the display of comprehensive income and its components; however, the adoption of this statement had no impact on the Partnership's net income or partners' capital. Statement 130 requires unrealized gains or losses on the Partnership's available-for-sale securities, which prior to adoption were reported separately in partners' capital to be included in comprehensive income (loss). At December 31, 1997, the cumulative amount of other comprehensive losses was $216,366.

STATEMENT OF CASH FLOWS

     The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and in reverse repurchase agreements with overnight securities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1998, the Partnership had $4,650,950 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

REVENUE RECOGNITION

     Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $200,684 are due as follows:

        For the year ending December 31,       1999             $      59,471
                                               2000                    47,071
                                               2001                    47,071
                                               2002                    47,071
                                                                -------------

                                              Total             $     200,684
                                                                -------------
                                                                -------------

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1998, 1997, and 1996 are as follows:

                                                            1998                      1997                      1996
                                                     ------------------        ------------------        ------------------

Transmeridian Airlines                               $          502,600        $          385,400        $               --
Sunworld International Airlines, Inc.                $          468,000        $          468,000        $          443,300
Gearbulk Shipowning Ltd.                             $               --        $        1,279,436        $          795,855
Northwest Airlines, Inc.                             $               --        $               --        $          481,941
Horizon Air Industries, Inc.                         $               --        $               --        $          297,792

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


EQUIPMENT ON LEASE

     All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment Cost means the actual cost paid by the Partnership to acquire the equipment, including acquisition fees. Where equipment was acquired from EFG or an Affiliate, Equipment Cost reflects the actual price paid for the equipment by EFG or the Affiliate plus all actual costs incurred by EFG or the Affiliate while carrying the equipment, including all liens and encumbrances, less the amount of all primary term rents earned by EFG or the Affiliate prior to selling the equipment. Where the seller of the equipment was a third party, Equipment Cost reflects the seller's invoice price.

DEPRECIATION

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

INVESTMENT SECURITIES - AFFILIATE

     The Partnership's investment in Semele Group, Inc. is considered to be available-for-sale and as such is carried at fair value with unrealized gains and losses reported as a separate component of Partner's Capital. Other-than-temporary declines in market value are recorded as write down of investment in the Statement of Operations (see Note 4).

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

NET INCOME AND CASH DISTRIBUTIONS PER UNIT

     Net income and cash distributions per Unit are based on 1,547,930 units outstanding during the years ended December 31, 1998, 1997 and 1996 and computed after allocation of the General Partner's 5% share of net income and cash distributions.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)



PROVISION FOR INCOME TAXES

     No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.


NOTE 3 - EQUIPMENT

     The following is a summary of equipment owned by the Partnership at December 31, 1998. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1998 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.


                                             Remaining
                                             Lease Term            Equipment
       Equipment Type                         (Months)              At Cost                     Location
--------------------------------             ----------        -----------------      ----------------------------
Aircraft                                            1          $      12,311,220      KY/TX
Materials handling equipment                        0                    435,341      CA/DE/GA/LA/MO/MI/NC/OK/TX
Construction and mining                             4                    433,283      OH
Trailers/intermodal containers                     48                    299,643      OK
Retail store fixtures                               0                     30,320      NC/SC
Energy systems                                      0                     29,996      IL
Tractors and heavy duty trucks                      0                     18,426      IN
Computers & peripherals                             0                      6,885      AL/GA/KY/MS/NC/SC/TN/VA
                                                               -----------------
                                Total equipment cost                  13,565,114

                            Accumulated depreciation                 (13,395,899)
                                                               -----------------
          Equipment, net of accumulated depreciation           $         169,215
                                                               -----------------
                                                               -----------------


     In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. At December 31, 1998, the Partnership's equipment portfolio included equipment having a proportionate original cost of $12,617,748, representing approximately 93% of total equipment cost.

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

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms.

     At December 31, 1998, the Partnership had fully depreciated equipment held for sale with a cost of approximately $12,311,000. This equipment represents the Partnership's proportionate interests in two Boeing 727-251 ADV aircraft. In January 1999, at the expiration of the existing lease term, the Partnership sold its interest in one of these aircraft having a cost of $5,827,110 (see Note 8 - Subsequent Event). See below for discussion related to the Partnership's interest in the second aircraft. The summary above also includes equipment being leased on a month to month basis.

DEFERRED SALE

     In November 1998, the Partnership and certain affiliated investment programs (collectively, the "Programs") entered into an agreement to sell their ownership interests in a Boeing 727-251 ADV aircraft and three engines (collectively the "Aircraft") to a third party (the "Purchaser"). The Programs will receive gross sale proceeds of $4,350,000. Previously, the Aircraft had been leased to Transmeridian Airlines ("Transmeridian"). In December 1998, the Purchaser remitted $3,350,000 for the Aircraft, excluding one of three engines which had been damaged while the Aircraft was leased to Transmeridian. (See Note 7 regarding legal action undertaken by the Programs related to Transmeridian and the damaged engine). The Purchaser also deposited $1,000,000 into a third-party escrow account (the "Escrow") pending repair of the damaged engine and re-installation of the refurbished engine on the Aircraft. Upon installation, the escrow agent will transfer the Escrow amount plus interest thereon to the Programs. Currently, the engine is being refurbished at the expense of the Programs. The associated cost is estimated to be approximately $260,000, of which the Partnership's share is approximately $156,000. All of the Partnership's costs were accrued at December 31, 1998 in connection with the Partnership's legal action against Transmeridian discussed in Note 7.

     The Programs also are required to reimburse the Purchaser for its cost to lease a substitute engine during the period that the damaged engine is being repaired. This cost is expected to be approximately $114,000, of which the Partnership's share is $68,400, all of which has been accrued in 1998 in connection with the litigation referenced above. If the engine repair and re-installation do not occur on or before May 11, 1999, the Escrow plus all interest thereon will be returned to the Purchaser and the Programs' obligation to pay for the cost of a substitute engine will be terminated.

     In addition, the purchase and sale agreement permits the Purchaser to return the Aircraft to the Programs, subject to a number of conditions, for $4,350,000, reduced by an amount equivalent to $450 multiplied by the number of flight hours since the Aircraft's most recent C Check. Among the conditions precedent to the Purchaser's returning the Aircraft, the Purchaser must have completed its intended installation of hush-kitting on the Aircraft to conform to Stage 3 noise regulations. This work was completed in January 1999. In addition, the Escrow funds must have been released to the Programs, assuming the repaired engine is reinstalled on the Aircraft by May 11, 1999. The Purchaser's return option expires on May 15, 1999.

     Due to the contingent nature of the sale, the Partnership has deferred recognition of the sale and a resulting gain at December 31, 1998 until expiration of the Purchaser's return option on May 15, 1999. The Partnership's share of the December proceeds was $2,010,000, which amount was deposited into EFG's customary escrow account and transferred to the Partnership, together with the Partnership's other December rental receipts, in January 1999. At December 31, 1998, the entire amount was classified as accounts receivable affiliate, with an equal amount reflected in other liabilities on the accompanying Statement of Financial Position. The remainder of the sale consideration, or $1,000,000, will be paid to the Programs upon release of the Escrow discussed above.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

The Partnership's share of this payment will be $600,000. The Partnership's interest in the Aircraft had a cost of $6,484,110 and was fully depreciated at December 31, 1998.


NOTE 4 - INVESTMENT SECURITIES - AFFILIATE / NOTE RECEIVABLE - AFFILIATE

     On April 30, 1997, the vessel partnerships, in which the Partnership and certain affiliated investment programs are limited partners and through which the Partnership and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele Group, Inc. ("Semele") (formerly Banyan Strategic Land Fund II), a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ (NASDAQ SmallCap Market effective January 5, 1999). At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274-acre parcel of land near Malibu, California ("Rancho Malibu").

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

     As a result of the exchange transaction and its original 53.54% beneficial ownership interest in Larkfield, one of the three Vessels, the Partnership received $847,080 in cash, became the beneficial owner of 393,394 shares of Semele common stock (valued at $590,091 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $888,844. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu. The Partnership recognized interest income of $88,884 and $17,530 related to the Semele Note during 1998 and 1997, respectively. The Partnership's interest in the vessel had an original cost and net book value of $4,205,030 and $1,597,566, respectively. The proceeds realized by the Partnership of $1,183,401 resulted in a net loss, for financial statement purposes, of $414,165. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Partnership received a prepayment of the remaining contracted rent due under the vessel's lease agreement of $1,142,614.

     Cash equal to the amount of the Semele Note was placed in escrow for the benefit of Semele in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele agreed to seek consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in the size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and (ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

owned by the Partnership. A dividend of $78,679 was paid to the Partnership on November 17, 1997. This dividend represented a return of equity to the Partnership, which proportionately reduced the Partnership's investment in Semele. Subsequent to the exchange transaction, Gary D. Engle, President and Chief Executive Officer of EFG, was elected to the Board of Directors and appointed Chief Executive Officer of Semele and James A. Coyne, Executive Vice President of EFG was appointed Semele's President and Chief Operating Officer, and was elected to the Board of Directors.

     On June 30, 1998, Semele effected a 1-for-300 reverse stock split followed by a 30-for-1 forward stock split resulting in a reduction of the number of shares of Semele common stock owned by the Partnership to 39,339 Shares. In accordance with the Financial Accounting Standard Board's
Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. During the year December 31, 1998, the Partnership decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $132,773. In 1997, the Partnership recorded an unrealized loss of $216,366 relate to its investment in the Semele common stock. Each of these losses was reported as a component of comprehensive income, included in partners' capital. At December 31, 1998, the General Partner determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Partnership wrote down the cost of the Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) for a total realized loss of $349,139 in 1998.

NOTE 5 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1998, 1997 and 1996, which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                                          1998                      1997                      1996
                                                   ------------------        ------------------        -------------------
Equipment management fees                          $           64,755        $          150,289        $          144,159
Administrative charges                                         59,736                    56,929                    37,037
Reimbursable operating
    Expenses due to third parties                             799,508                   484,845                   916,221
                                                   ------------------        ------------------        ------------------

                              Total                $          923,999        $          692,063        $        1,097,417
                                                   ------------------        ------------------        ------------------
                                                   ------------------        ------------------        ------------------


     As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include acquisition and management of equipment. For acquisition services, EFG is compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to 5% of gross operating lease rental revenues and 2% of gross full payout lease rental revenues received by the Partnership. Both acquisition and management fees are subject to certain limitations defined in the Management Agreement.

     Administrative charges represent amounts owed to EFG, pursuant to Section
10.4 of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG at actual cost.

     All equipment was acquired from EFG, one of its affiliates, including other equipment leasing programs sponsored by EFG, or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 3, Equipment on Lease.

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

     All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1998, the Partnership was owed $2,103,987 by EFG for such funds and the interest thereon. Included in this balance is the sale proceeds from the sale of the Boeing 727-251 aircraft (see Note 3 for additional discussion). These funds were remitted to the Partnership in January 1999.

     Certain affiliates of the General Partner own Units in the Partnership as follows:

         ------------------------------------------------ ---------------------- -----------------------
                                                                Number of           Percent of Total
                            Affiliate                          Units Owned         Outstanding Units
         ------------------------------------------------ ---------------------- -----------------------

         Atlantic Acquisition Limited Partnership                        94,570                   6.11%
         ------------------------------------------------ ---------------------- -----------------------

         Old North Capital Limited Partnership                           17,594                   1.14%
         ------------------------------------------------ ---------------------- -----------------------

     Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC") are both Massachusetts limited partnerships formed in 1995 and affiliates of EFG. The general partners of AALP and ONC are controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele Group, Inc. ("Semele"). Gary D. Engle is Chairman and CEO of Semele.


NOTE 6 - INCOME TAXES

     The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

     For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account balance. At December 31, 1998, the General Partner had a positive tax capital balance.

     The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998, 1997 and 1996:


                                                             1998                     1997                     1996
                                                      ------------------       ------------------       --------------------
Net income                                            $          580,743       $          717,643       $          710,319
     Financial statement depreciation in
       excess of (less than) tax depreciation                   (678,927)                  71,967                 (112,391)
     Deferred rental income                                      (31,018)                  10,284                    2,137
     Other                                                     1,418,759                 (414,936)                 260,417
                                                      ------------------       ------------------       ------------------

Net income for federal income tax
     reporting purposes                               $        1,289,557       $          384,958       $          860,482
                                                      ------------------       ------------------       ------------------
                                                      ------------------       ------------------       ------------------

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


     The principal component of "Other" consists of the difference between the tax gain or loss on equipment disposals and the financial statement gain or loss on disposals.

     The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998 and 1997:


                                                                                1998                           1997
                                                                         ------------------             ------------------
Partners' capital                                                        $        5,326,675             $        5,385,006

    Unrealized loss on investment securities                                             --                        216,366
    Add back selling commissions and organization
        and offering costs                                                        4,348,553                      4,348,553
    Financial statement distributions in excess of
        tax distributions                                                            10,693                         10,693
    Cumulative difference between federal income tax
        and financial statement income (loss)                                     1,559,622                        850,808
                                                                         ------------------             ------------------

Partners' capital for federal income tax reporting purposes              $       11,245,543             $       10,811,426
                                                                         ------------------             ------------------
                                                                         ------------------             ------------------


     Unrealized loss on investment securities, financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income (loss) represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS

     In January 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned LEONARD ROSENBLUM, ET AL. V. EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, ET AL., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit".

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

     On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was based upon and superseded a Memorandum of Understanding between the parties dated March 9, 1998 which outlined the terms of a possible settlement. The Stipulation of Settlement was filed with the Court on July 23, 1998 and was preliminarily approved by the Court on August 20, 1998 when the Court

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


issued its "Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement" (the "August 20 Order"). Prior to issuing a final order, the Court will hold a fairness hearing that will be open to all interested parties and permit any party to object to the settlement. The investors of the Partnership and all other plaintiff class members in the Class Action Lawsuit will receive a Notice of Settlement and other information pertinent to the settlement of their claims that will be mailed to them in advance of the fairness hearing. Since first executing the Stipulation of Settlement, the Court has scheduled two fairness hearings, the first on December 11, 1998 and the second on March 19, 1999, each of which was postponed because of delays in finalizing certain information materials that are subject to regulatory review prior to being distributed to investors.

     On March 15, 1999, counsel for the Plaintiffs and the Defendants entered into an amended stipulation of settlement (the "Amended Stipulation") which was filed with the Court on March 15, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999 (the "March 22 Order"). The Amended Stipulation, among other things, divides the Class Action Lawsuit into two separate sub-classes that can be settled individually. This revision is expected to expedite the settlement of one sub-class by the middle of 1999. However, the second sub-class, involving the Partnership and 10 affiliated partnerships (collectively referred to as the "Exchange Partnerships"), is expected to remain pending for a longer period due, in part, to the complexity of the proposed settlement pertaining to this class.

     Specifically, the settlement of the second sub-class is premised on the consolidation of the Exchange Partnerships' net assets (the "Consolidation"), subject to certain conditions, into a single successor company ("Newco"). Under the proposed Consolidation, the partners of the Exchange Partnerships would receive both common stock in Newco and a cash distribution; and thereupon the Exchange Partnerships would be dissolved. In addition, EFG would contribute certain management contracts, operations personnel, and business opportunities to Newco and cancel its current management contracts with all of the Exchange Partnerships. Newco would operate as a finance company specializing in the acquisition, financing and servicing of equipment leases for its own account and for the account of others on a contract basis. Newco also would use its best efforts to list its shares on the Nasdaq National Market or another national exchange or market as soon after the Consolidation as Newco deems that market conditions and its business operations are suitable for listing its shares and Newco has satisfied all necessary regulatory and listing requirements. The potential benefits and risks of the Consolidation will be presented in a Solicitation Statement that will be mailed to all of the partners of the Exchange Partnerships as soon as the associated regulatory review process is completed and at least 60 days prior to the fairness hearing. A preliminary Solicitation Statement was filed with the Securities and Exchange Commission on August 24, 1998 and remains pending. Class members will be notified of the actual fairness hearing date when it is confirmed.

     One of the principal objectives of the Consolidation is to create a company that would have the potential to generate more value for the benefit of existing limited partners than other alternatives, including continuing the Partnership's customary business operations until all of its assets are disposed in the ordinary course of business. To facilitate the realization of this objective, the Amended Stipulation provides, among other things, that commencing March 22, 1999, the Exchange Partnerships may collectively invest up to 40% of the total aggregate net asset values of all of the Exchange Partnerships in any investment, including additional equipment and other business activities that the general partners of the Exchange Partnerships and EFG reasonably believe to be consistent with the anticipated business interests and objectives of Newco, subject to certain limitations, including that the Exchange Partnerships retain sufficient cash balances to pay their respective shares of the cash distribution referenced above in connection with the proposed Consolidation.

     In the absence of the Court's authorization to enter into such activities, the Partnership's Restated Agreement, as amended, would not permit new investment activities without the approval of limited partners owning a majority

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

of the Partnership's outstanding Units. Accordingly, to the extent that the Partnership invests in new equipment, the Manager (being EFG) will (i) defer, until the earlier of the effective date of the Consolidation or December 31, 1999, any acquisition fees resulting therefrom and (ii) limit its management fees on all such assets to 2% of rental income. In the event that the Consolidation is consummated, all such acquisition and management fees will be paid to Newco. To the extent that the Partnership invests in other business activities not consisting of equipment acquisitions, the Manager will forego any acquisition fees and management fees related to such investments. In the event that the Partnership has acquired new investments, but the Partnership does not participate in the Consolidation, Newco will acquire such new investments for an amount equal to the Partnership's net equity investment plus an annualized return thereon of 7.5%. Finally, in the event that the Partnership has acquired new investments and the Consolidation is not effected, the General Partner will use its best efforts to divest all such new investments in an orderly and timely fashion and the Manager will cancel or return to the Partnership any acquisition or management fees resulting from such new investments.

     The Amended Stipulation and previous Stipulation of Settlement prescribe certain conditions necessary to effecting final settlements, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit is estimated to be approximately $85,300 all of which was accrued and expensed by the Partnership in 1998. In addition, the Partnership's share of fees and expenses related to the proposed Consolidation is estimated to be approximately $234,100, all of which was accrued and expensed by the Partnership in 1998.

     While the Court's August 20 Order enjoined certain class members, including all of the partners of the Partnership, from transferring, selling, assigning, giving, pledging, hypothecating, or otherwise disposing of any Units pending the Court's final determination of whether the settlement should be approved, the March 22 Order permits the partners to transfer Units to family members or as a result of the divorce, disability or death of the partner. No other transfers are permitted pending the Court's final determination of whether the settlement should be approved. The provision of the August 20 Order which enjoined the General Partners of the Exchange Partnerships from, among other things, recording any transfers not in accordance with the Court's order remains effective.

     There can be no assurance that settlement of either sub-class of the Class Action Lawsuit will receive final Court approval and be effected. There also can be no assurance that all or any of the Exchange Partnerships will participate in the Consolidation because if limited partners owning more than one-third of the outstanding Units of a partnership object to the Consolidation, then that partnership will be excluded from the Consolidation. The General Partner and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that final settlements of each sub-class will be achieved. However, in the absence of final settlements approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. Neither the General Partner nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Partnership or the ultimate outcome.

     In addition to the foregoing, the Partnership is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions. The following actions had not been finally adjudicated at December 31, 1998:

ACTION INVOLVING NATIONAL STEEL CORPORATION

     EFG, on behalf of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in the Commonwealth of Massachusetts Superior Court, Department of the Trial Court in and for the County of Suffolk on July 27, 1995, for damages and declaratory relief against a lessee of the Partnership, National Steel Corporation ("National Steel"). The Complaint seeks reimbursement from National Steel of certain sales and/or use taxes paid to the State of Illinois in connection with equipment leased by National Steel from the Plaintiffs and other remedies provided under the Master Lease Agreement ("MLA"). On August 30, 1995, National Steel filed a Notice of Removal, which removed the case to United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to the Plaintiff's Complaint along with Affirmative Defenses and Counterclaims and sought declaratory relief, alleging breach of contract, implied covenant of good faith and fair dealing, and specific performance. The Plaintiffs filed an Answer to National Steel's Counterclaims on September 29, 1995. The parties discussed settlement with respect to this matter for some time; however, the negotiations were unsuccessful. The Plaintiffs filed an Amended and Supplemental Complaint alleging further default under the MLA and filed a motion for Summary Judgment on all claims and Counterclaims. The Court held a hearing on the Plaintiff's motion in December 1997 and later entered a decision dismissing certain of National Steel's Counterclaims, finding in favor of the Plaintiffs on certain issues and in favor of National Steel on other issues. In March 1999, the Plaintiffs obtained payment for certain of the disputed items and have resumed settlement discussions to resolve remaining issues. The General Partner does not believe that the resolution of the remaining claims will have a material adverse effect on the Partnership's financial position or results of operations.

ACTION INVOLVING NORTHWEST AIRLINES, INC.

     On September 22, 1995, Investors Asset Holding Corp. and First Security Bank, N.A., trustees of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in United States District Court for the District of Massachusetts against a lessee of the Partnership, Northwest Airlines, Inc. ("Northwest"). The Complaint alleges that Northwest did not fulfill its maintenance obligations under its Lease Agreements with the Plaintiffs and seeks declaratory judgment concerning Northwest's obligations and monetary damages. Northwest filed an Answer to the Plaintiffs' Complaint and a motion to transfer the venue of this proceeding to Minnesota. The Court denied Northwest's motion. On June 29, 1998, a United States Magistrate Judge recommended entry of partial summary judgment in favor of the Plaintiffs. Northwest appealed this decision and a hearing was scheduled for January 1999 by the District Judge to consider arguments and review the Magistrate's recommendation. A ruling by the District Judge remains pending. The General Partner believes that the Plaintiff's claims ultimately will prevail and that the Partnership's financial position will not be adversely affected by the outcome of this action.

ACTION INVOLVING TRANSMERIDIAN AIRLINES

     On November 9, 1998, First Security Bank, N.A., as trustee of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs), filed an action in Superior Court of the Commonwealth of Massachusetts in Suffolk County against Prime Air, Inc. d/b/a Transmeridian Airlines ("Transmeridian"), Atkinson & Mullen Travel, Inc., and Apple Vacations, West, Inc., both d/b/a Apple Vacations, asserting various causes of action for declaratory judgment and breach of contract. The action subsequently was removed to United States District Court for the District of Massachusetts. Transmeridian filed counterclaims for breach of contract, quantum meruit, conversion, breach of the implied covenant of good faith and fair dealing, and violation of M.G.L.
c. 93A. The Plaintiffs subsequently filed an Amended Complaint asserting claims for breaches of contract and covenant of faith and fair dealing against Transmeridian and breach of guaranty against Apple Vacations.

     The Plaintiffs are seeking damages for, among other things, breach of contract arising out of Transmeridian's refusal to repair or replace burned engine blades found in one engine during a pre-return inspection of an aircraft leased by Transmeridian from the Plaintiffs, a Boeing 727-251 ADV aircraft (the "Aircraft"). The estimated cost to repair the engine and lease a substitute engine during the repair period is approximately $374,000. The Plaintiffs intend to enforce written guarantees issued by Apple Vacations that absolutely and unconditionally guarantee Transmeridian's performance under the lease agreement and are seeking recovery of all costs, lost revenue and monetary damages in connection with this matter. Notwithstanding the foregoing, the Plaintiffs will be required to

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


advance the cost of repairing the engine and leasing a substitute engine and cannot be certain whether the guarantees will be enforced. Therefore, the Partnership has accrued and expensed its share of these costs, or $224,400, in 1998. Discovery has not yet commenced, and although the General Partner plans to vigorously pursue this action, it is too early to predict the Plaintiffs' likelihood of success. This Aircraft was fully depreciated at December 31, 1998 for financial reporting purposes (See Note 3 concerning the remarketing of this Aircraft).


NOTE 8 - SUBSEQUENT EVENT

     On January 19, 1999, at the expiration of the aircraft's lease term, the Partnership sold its proportional interest in a Boeing 727-251 aircraft to the lessee, Sunworld International Airlines, Inc. The Partnership received net sale proceeds of approximately $1,470,000 for its interest in this aircraft which had a cost of $5,827,110 and was fully depreciated at December 31, 1998.

                        ADDITIONAL FINANCIAL INFORMATION

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1998, 1997 and 1996


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

     The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1998, 1997 and 1996.


                                                          1998                      1997                      1996
                                                   ------------------        ------------------        ------------------

Rents earned prior to disposal of
     equipment, net of interest charges            $        6,558,696        $        2,422,146        $       10,677,177

Sale proceeds realized upon disposition
     of equipment                                           1,648,737                   159,858                 1,602,589
                                                   ------------------        ------------------        ------------------

Total cash generated from rents
     and equipment sale proceeds                            8,207,433                 2,582,004                12,279,766

Original acquisition cost of equipment
     disposed                                               5,897,499                 1,968,246                11,569,023
                                                   ------------------        ------------------        ------------------

Excess of total cash generated to cost

     of equipment disposed                         $        2,309,934        $          613,758        $          710,743
                                                   ------------------        ------------------        ------------------
                                                   ------------------        ------------------        ------------------

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1998



                                                                                     Sales and
                                                           Operations              Refinancings                 Total
                                                       ------------------       ------------------       ------------------
Net income                                             $         (194,368)      $          775,111       $          580,743

Add:
     Depreciation                                                 512,339                       --                  512,339
     Management fees                                               64,755                       --                   64,755
     Write-down as investment securities - affiliate              349,139                       --                  349,139
     Book value of disposed equipment                                  --                  873,626                  873,626

Less:
     Principal reduction of notes payable                         (24,608)                      --                  (24,608)
                                                       ------------------       ------------------       ------------------

     Cash from operations, sales and
        refinancings                                              707,257                1,648,737                2,355,994

Less:
     Management fees                                              (64,755)                      --                  (64,755)
                                                       ------------------       ------------------       ------------------

Distributable cash from operations,
        sales and refinancings                                    642,502                1,648,737                2,291,239

Other sources and uses of cash:
     Cash at beginning of year                                  2,806,479                       --                2,806,479
     Net change in receivables and
        accruals                                                  520,108                       --                  520,108

Less:
     Cash distributions paid                                           --                 (855,440)                (855,440)
                                                       ------------------       ------------------       ------------------

Cash at end of year                                    $        3,969,089       $          793,297       $        4,762,386
                                                       ------------------       ------------------       ------------------
                                                       ------------------       ------------------       ------------------

                AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1998


     For the year ended December 31, 1998, the Partnership reimbursed the General Partner and its Affiliates for the following costs:



     Operating expenses                                           $      376,189